                       STOCK AND ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                               JOHNSON & JOHNSON,


                        SITE MICROSURGICAL SYSTEMS, INC.


                                       AND


                               CHIRON CORPORATION

                    ----------------------------------------


                            Dated as of March 6, 1995





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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE II - CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.01 Time and Place of Closing . . . . . . . . . . . . . . . . . . . .   14
     2.02 Conveyance  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     2.03 Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . .   15
     2.04 Assumption of Liabilities . . . . . . . . . . . . . . . . . . . .   19
     2.05 Instruments of Transfer and Assumption  . . . . . . . . . . . . .   19
     2.06 Nonassignability of Assets  . . . . . . . . . . . . . . . . . . .   20
     2.07 Apportionments  . . . . . . . . . . . . . . . . . . . . . . . . .   22
     2.08 Trademarks and Patents  . . . . . . . . . . . . . . . . . . . . .   23
     2.09 Sales and Transfer Taxes; Fees  . . . . . . . . . . . . . . . . .   23
     2.10 Relocation of Assets  . . . . . . . . . . . . . . . . . . . . . .   24
     2.11 Ancillary Documents . . . . . . . . . . . . . . . . . . . . . . .   24
     2.12 Transferring the Foreign Business . . . . . . . . . . . . . . . .   26

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . .   32
     3.01 Organization; Powers; Execution . . . . . . . . . . . . . . . . .   33
     3.02 IOLAB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     3.03 Capitalization of IOLAB . . . . . . . . . . . . . . . . . . . . .   34
     3.04 Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . .   34
     3.05 Title to IOLAB Shares . . . . . . . . . . . . . . . . . . . . . .   34
     3.06 Condition of Assets . . . . . . . . . . . . . . . . . . . . . . .   35
     3.07 Real Property . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     3.08 No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . .   37
     3.09 No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . .   37
     3.10 Conflicts; Governmental Consents and Approvals; No Violation or
          Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     3.11 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . .   38
     3.12 Contracts and Commitments . . . . . . . . . . . . . . . . . . . .   39
     3.13 Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     3.14 Trademarks  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     3.15 Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     3.16 Intellectual Property Rights  . . . . . . . . . . . . . . . . . .   41
     3.17 Legal Proceedings, etc. . . . . . . . . . . . . . . . . . . . . .   42
     3.18 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     3.19 Environmental Conditions  . . . . . . . . . . . . . . . . . . . .   43
     3.20 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     3.21 Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     3.22 Product Registrations . . . . . . . . . . . . . . . . . . . . . .   45



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     3.23 Financial Reports . . . . . . . . . . . . . . . . . . . . . . . .   46
     3.24 Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     3.25 Product Returns . . . . . . . . . . . . . . . . . . . . . . . . .   47
     3.26 No Termination of Business Relationship . . . . . . . . . . . . .   48
     3.27 Products Liability  . . . . . . . . . . . . . . . . . . . . . . .   48
     3.28 FDA and Related Matters . . . . . . . . . . . . . . . . . . . . .   49
     3.29 Representations Complete  . . . . . . . . . . . . . . . . . . . .   51

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . .   52
     4.01 Buyer's Organization; Power; Execution  . . . . . . . . . . . . .   52
     4.02 Conflicts; Governmental Consents and Approvals; No Violation or
          Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     4.03 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     4.04 Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     4.05 No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . .   54

ARTICLE V - CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . .   54
     5.01 Buyer's Conditions  . . . . . . . . . . . . . . . . . . . . . . .   54
     5.02 Sellers' Conditions . . . . . . . . . . . . . . . . . . . . . . .   56

ARTICLE VI - PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . .   57
     6.01 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . .   57
     6.02 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     6.03 No Shopping . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     6.04 Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     6.05 Permits and Licenses  . . . . . . . . . . . . . . . . . . . . . .   60
     6.06 Real Estate Investigations  . . . . . . . . . . . . . . . . . . .   60
     6.07 Transition Matters  . . . . . . . . . . . . . . . . . . . . . . .   61
     6.08 Supplements to Disclosure Schedules . . . . . . . . . . . . . . .   61
     6.09 Cooperation and Action  . . . . . . . . . . . . . . . . . . . . .   62
     6.10 Maintenance of Business . . . . . . . . . . . . . . . . . . . . .   62
     6.11 Access to Information . . . . . . . . . . . . . . . . . . . . . .   62
     6.12 Disposal of Hazardous Substances; Testing and Repair  . . . . . .   63
     6.13 Audit of the Business . . . . . . . . . . . . . . . . . . . . . .   64

ARTICLE VII - POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . .   65
     7.01 Use of Seller's Name and Trademarks . . . . . . . . . . . . . . .   65
     7.02 Books and Records; Availability of Personnel  . . . . . . . . . .   66
     7.03 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
     7.04 Payments from Third Parties . . . . . . . . . . . . . . . . . . .   68
     7.05 Municipal Improvements to the Real Property . . . . . . . . . . .   68
     7.06 Pre-Closing Receivables; Returns  . . . . . . . . . . . . . . . .   69
     7.07 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . .   70
     7.08 Non-Competition Covenant of Sellers . . . . . . . . . . . . . . .   71


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     7.09 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
     7.10 Certain Rights Under the CIBA Agreement . . . . . . . . . . . . .   75
     7.11 Livingston Facility . . . . . . . . . . . . . . . . . . . . . . .   75
     7.12 Sellers' Designated Employee  . . . . . . . . . . . . . . . . . .   76
     7.13 Product Interruptions . . . . . . . . . . . . . . . . . . . . . .   76
     7.14 Nonconforming Inventory . . . . . . . . . . . . . . . . . . . . .   79
     7.15 Metal Handpiece Return  . . . . . . . . . . . . . . . . . . . . .   80

ARTICLE VIII - EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . .   80
     8.01 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
     8.02 Employment Terms  . . . . . . . . . . . . . . . . . . . . . . . .   81
     8.03 Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
     8.04 Benefits Requirements . . . . . . . . . . . . . . . . . . . . . .   83
     8.05 Sellers' Obligations  . . . . . . . . . . . . . . . . . . . . . .   84
     8.06 Disabled Employees and Dependents . . . . . . . . . . . . . . . .   85
     8.07 Post-Employment Medical Benefits  . . . . . . . . . . . . . . . .   85
     8.08 No Solicitation of Certain Employees  . . . . . . . . . . . . . .   86
     8.09 Compliance with WARN  . . . . . . . . . . . . . . . . . . . . . .   86
     8.10 Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . .   87

ARTICLE IX - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .   87
     9.01 Both Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .   87
     9.02 Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
     9.03 Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

ARTICLE X - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . .   89
     10.01     Survival . . . . . . . . . . . . . . . . . . . . . . . . . .   89
     10.02     Indemnification by Sellers . . . . . . . . . . . . . . . . .   89
     10.03     Indemnification by Buyer . . . . . . . . . . . . . . . . . .   91
     10.04     Scope of Sellers' Liability  . . . . . . . . . . . . . . . .   92
     10.05     Claims; Payments . . . . . . . . . . . . . . . . . . . . . .   93
     10.06     Defense of Actions . . . . . . . . . . . . . . . . . . . . .   93
     10.07     Limitation: Exclusivity  . . . . . . . . . . . . . . . . . .   94

ARTICLE XI - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .   95
     11.01     Payment of Expenses  . . . . . . . . . . . . . . . . . . . .   95
     11.02     Modifications and Amendments . . . . . . . . . . . . . . . .   96
     11.03     Assignability  . . . . . . . . . . . . . . . . . . . . . . .   96
     11.04     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   96
     11.05     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . .   98
     11.06     Governing Law  . . . . . . . . . . . . . . . . . . . . . . .   98
     11.07     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .   98
     11.08     Headings . . . . . . . . . . . . . . . . . . . . . . . . . .   99
     11.09     Counterparts . . . . . . . . . . . . . . . . . . . . . . . .   99



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     11.10     Severability . . . . . . . . . . . . . . . . . . . . . . . .   99
     11.11     "To the Knowledge."  . . . . . . . . . . . . . . . . . . . .   99
     11.12     Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . .  100
     11.13     Entire Understanding of the Parties; Amendment . . . . . . .  100
     11.14     Survival of Certain Provisions . . . . . . . . . . . . . . .  101
     11.15     Schedules  . . . . . . . . . . . . . . . . . . . . . . . . .  101
     11.16     No Third Party Beneficiaries . . . . . . . . . . . . . . . .  101
     11.17     Joint and Several Obligations  . . . . . . . . . . . . . . .  102
     11.18     Change of Name of Site . . . . . . . . . . . . . . . . . . .  102
     11.19     Confidentiality  . . . . . . . . . . . . . . . . . . . . . .  102


EXHIBITS

  A  Schedule of Assets
  B  Schedule of Assumed Liabilities
  C  Schedule of Excluded Assets
  D  Schedule of Excluded Liabilities
  E  Excluded Employees
  F  Permitted Encumbrances Schedule
  G  Site Price List
  H  Closing Inventory Valuation Worksheet
  I  Terms Sheet for Cassette Supply Agreement
  J  Terms Sheet for Suture Supply Agreement
  K  Terms Sheet for Post-Closing Support Services Agreement
  L  Terms Sheet for Chlorine Dioxide Sterilization License and Services
Agreement
  M  Patents Subject to License Agreement
  N  Terms Sheet for Livingston Production Services Agreement
  O  Terms Sheet for Customer Loan Servicing
  P  Foreign Inventory Valuation Worksheet
  Q  Foreign Inventory Subsequent Adjustment Worksheet
  R  Description of Real Property



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                       STOCK AND ASSET PURCHASE AGREEMENT

     STOCK AND ASSET PURCHASE AGREEMENT, dated as of March 6, 1995, by and among JOHNSON & JOHNSON, a New Jersey corporation ("Seller"), SITE MICROSURGICAL SYSTEMS, INC., a Pennsylvania corporation ("Site"), and CHIRON CORPORATION, a Delaware corporation ("Buyer"). (Seller and Site are referred to herein sometimes collectively as the "Sellers".)
                                   WITNESSETH:
     WHEREAS, Seller, through certain of its wholly-owned subsidiaries, owns an ophthalmic surgical device, equipment and associated disposables business, which conducts business under the "IOLAB" and "Site" names; and
     WHEREAS, the IOLAB business is operated, and the assets related to such business are owned, by IOLAB Corporation, a California corporation ("IOLAB"), and various of Seller's Affiliates (as defined herein); and
     WHEREAS, Seller owns and desires to sell to Buyer or an Affiliate thereof, and Buyer desires to purchase or cause an Affiliate of Buyer to purchase from Seller, all of the issued and outstanding capital stock of IOLAB, upon the terms and conditions hereinafter set forth; and
     WHEREAS, Site desires to sell to Buyer or an Affiliate of Buyer, and Buyer or an Affiliate of Buyer desires to purchase from Site and its Affiliates substantially all of the assets owned by Site or used primarily in the Site Business (as defined herein) upon the terms and conditions hereinafter set forth; and



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     WHEREAS, Seller desires to sell to Buyer or an Affiliate of Buyer, and
Buyer or an Affiliate of Buyer desires to purchase from Seller or Affiliates of Seller other assets that are exclusively related to the Business (as defined herein) that may be held by Seller or certain of Seller's Affiliates, upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in view of the foregoing premises, which are hereby incorporated as part of this Agreement, and in consideration of the mutual covenants, representations and warranties herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     The following terms shall have the respective meanings assigned to them below:
"Affiliate" of a specified person shall mean a person that directly or indirectly controls or is controlled by, or is under common control with, the person specified. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the ownership of more than 50% of the voting securities by or of such Person; provided that with respect to Buyer, a Person may be deemed not to "control" another Person even if the above standard is met, if Buyer demonstrates that such Person does not exercise, in fact, the ability to direct the management of Buyer. For purposes of this definition, IOLAB shall be deemed to be an Affiliate of Seller with respect to any matter occurring on or prior to the Closing and shall be

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deemed to be an Affiliate of Buyer with respect to any matter occurring subsequent to the Closing for so long as Buyer has the ability to direct the management of IOLAB.
     "Agreement" shall mean this Stock and Asset Purchase Agreement, including all Exhibits and Schedules.
     "AMVISC Royalty" shall mean royalty payment obligations of IOLAB pursuant to the Settlement Agreement.
     "Ancillary Agreements" shall mean, collectively, the Cassette Supply Agreement, the Suture Supply Agreement, the License Agreement, the Chlorine Dioxide Sterilization License and Services Agreement, the Livingston Production Services Agreement, the Post-Closing Support Services Agreement, Trademark License Agreement and Customer Loan Servicing Agreement.
     "Assets" shall mean the property described on the Schedule of Assets attached hereto as Exhibit A, with only such changes therein between the date hereof and the Closing Date (or with respect to a Foreign Jurisdiction, the Subsequent Transfer Date) as shall have occurred in the ordinary course of business in transactions not inconsistent with any of Sellers' representations, warranties, covenants and agreements set forth herein. The Assets shall be comprised of the Foreign Assets and the Domestic Assets. "Foreign Assets" shall mean that portion of the Assets that are located outside the United States. "Domestic Assets" shall mean that portion of the Assets located in the United States.
     "Assumed Agreements" shall mean the Non-Site Equipment Distribution Agreement and the Contracts to which Seller, Site or any of their respective Affiliates (other than IOLAB) is a party as of the Closing Date (or with respect to a Foreign Jurisdiction, the applicable

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Subsequent Transfer Date), and that relate exclusively to the Foreign Business or the Domestic Site Business, and:
          (i) (A) relate to the purchase of materials, products or services, are sales agent or distribution Contracts or are Contracts that concern the license, assignment or transfer of Intellectual Property (as defined herein); or

              (B) are not described in clause (A) above, are assignable and Buyer has advised Seller in writing of its intention to assume such Contracts upon the later of (1) at least five Business Days prior to the Closing Date or (2) as soon as reasonably practicable after Buyer shall have been given a true and complete copy of such Contract;

          (ii) are such Contracts described in clause (i)(A) above that are entered into in the ordinary course of business from the date hereof through the Closing Date (or with respect to any Foreign Jurisdiction, the applicable Subsequent Transfer Date); and

          (iii) are Contracts described in clause (i)(B) above that are entered into in the ordinary course of business from the date hereof through the Closing Date (or with respect to any Foreign Jurisdiction, the applicable Subsequent Transfer Date) that are assignable and that Buyer has advised Seller in writing of its intention to assume such Contracts at least five Business Days prior to the Closing Date (or with respect to any Foreign Jurisdiction, the applicable Subsequent Transfer Date), unless such Contract shall have been entered into on or after the seventh Business Day prior to the Closing Date (or with respect to any Foreign Jurisdiction, the applicable Subsequent Transfer Date) in which case Buyer may provide such notice to Seller as soon as reasonably practicable after Buyer shall have been given a true and complete copy of such Contract.

     "Assumed Liabilities" shall mean the obligations and liabilities described on the Schedule of Assumed Liabilities attached hereto as Exhibit B.
     "Business" shall mean the IOLAB Business and the Site Business. Business shall be comprised of the Domestic Business and the Foreign Business. "Domestic Business" shall mean that portion of the Business engaged in by IOLAB and Site and their respective Affiliates in the United States. "Foreign Business" shall mean that portion of the Business engaged in by IOLAB and Site and their respective Affiliates outside the United States.

     "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.
     "Buyer" -- see preamble of this Agreement.
     "Cassette Supply Agreement" -- see Section 2.11(a).
     "Chlorine Dioxide Sterilization License and Services Agreement" -- see
Section 2.11(d).
     "CIBA Agreement" shall mean the Asset Purchase Agreement dated as of August 8, 1994, as amended September 1, 1994, among Seller, IOLAB and CIBA Vision Corporation pursuant to which CIBA Vision Corporation acquired the ophthalmic pharmaceutical business of IOLAB and its Affiliates.
     "Claim" -- see Section 10.05.
     "Closing" shall mean the closing of the transactions contemplated under this Agreement, as described in Article II, other than the closing of the transactions with respect to a Foreign Jurisdiction occurring on the applicable Subsequent Transfer Date.
     "Closing Date" shall mean the date on which the Closing takes place. "Continuing Employee" shall mean (i) each IOLAB Employee and (ii) any
Foreign Employee that accepts employment with Buyer as of or following the Closing Date.
     "Contracts" shall mean all contracts, contract rights, leases, licenses, purchase orders, commitments and other agreements, whether written or oral.
     "Customer Loan Servicing Agreement -- see Section 2.11(h).
     "Damages" shall mean losses, liabilities, damages, deficiencies, penalties, costs and expenses (including, without limitation, reasonable costs of investigation and defense, reasonable attorneys' fees and expenses and court costs, where applicable). With respect to Damages incurred by any officer, director, or employee of the Parties or of their respective Affiliates, Damages shall expressly not include personal investment losses incurred by any such individual.
     "Disabled Employee" -- see Section 8.06.
     "Disclosure Schedules" -- see preamble to Article III.
     "Domestic Site Assets" shall mean that portion of the Domestic Assets that are owned by Site.
     "Domestic Site Business" shall mean that portion of the Site Business that is engaged in by Site and its Affiliates in the United States.
     "Employees" shall mean all employees of Seller, Site, IOLAB and their Affiliates including but not limited to the IOLAB Employees and the Foreign Employees.
     "Environmental Audit" shall mean the Environmental Audit dated February 16, 1995 and the Phase I Environmental Assessment dated March 1995, pertaining to the IOLAB facility located in Claremont, California, prepared by ERM-West, Inc.
     "Environmental Law" shall mean any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction relating to (i) the protection of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply and surface or subsurface land), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances.
     "Excluded Assets" shall mean the property, tangible and intangible, described on the Schedule of Excluded Assets attached hereto as Exhibit C.
     "Excluded Employee Liabilities" -- see Section 8.05(b).



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

     "Excluded Liabilities" shall mean the obligations and liabilities described on the Schedule of Excluded Liabilities attached hereto as Exhibit D.
     "Excluded Livingston Liabilities" -- see Schedule of Excluded Liabilities attached hereto as Exhibit D.
     "Financial Reports" -- see Section 3.23.
     "Foreign Employees" shall mean the employees of Seller and its Affiliates that immediately prior to the Closing dedicated substantially all of their working time to the Foreign Business.
     "Foreign Jurisdictions" -- see Section 2.12.
     "Foreign Landed Cost" shall mean the cost of the Foreign Inventory in 1995 local standards, calculated on a country by country basis consistent with GAAP and the normal accounting practices of the applicable Affiliate of Seller. For purposes hereof, "1995 local standards" shall include applicable intercompany mark-up charges and shall not be adjusted for manufacturing variances.
     "GAAP" shall mean generally accepted accounting principles at the time in effect, consistently applied, in the United States or in the applicable Foreign Jurisdiction.
     "Hazardous Substance" means any substance or material listed, defined, designated or otherwise classified as a pollutant, a contaminant, or hazardous or toxic under any Environmental Law.
     "Horsham Facility" means Site's former facility in Horsham, Pennsylvania. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended.



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

     "Indemnified Party" and "Indemnifying Party" -- see Section 10.05. "Intellectual Property" shall mean all of the Patents, Trademarks and
Technology.
     "Inventory" shall mean the inventory of raw materials, work-in-process and finished products (including applicable excess and obsolete inventory of any such items), wherever located, of Seller and its Affiliates that are used in the Business. For purposes of this Agreement, Ethicon sutures not used in the IOLAB Value Added Purchase Plan ("VAPP") shall be excluded from the definition of "Inventory. See Exhibit H and Exhibit P for methods of determining what constitutes excess Inventory.
     "IOLAB" -- see recitals of this Agreement.
     "IOLAB Agreements" shall mean the Contracts to which IOLAB is a party as of the Closing Date except to the extent that such Contracts are Excluded Assets or Excluded Liabilities.
     "IOLAB Assets" shall mean all of the assets, tangible or intangible, wherever located, of IOLAB (other than the Excluded Assets).
     "IOLAB Business" shall mean the worldwide ophthalmic surgical device business of IOLAB which consists of researching, developing, manufacturing, marketing, distributing and selling ophthalmic surgical devices as engaged in by IOLAB and its Affiliates.
     "IOLAB Employees" shall mean the employees of IOLAB immediately after the Closing Date except for such persons listed on Exhibit E attached hereto and except for any Disabled Employees at such time such person shall become a Disabled Employee.
     "IOLAB Shares" shall mean all of the issued and outstanding shares of common stock, par value $1.00 per share, of IOLAB.

     "License Agreement" -- see Section 2.11(e).
     "Lien" shall mean any mortgage, trust deed, pledge, security interest, encumbrance, lien, claim or charge of any kind.
     "Livingston Facility" shall mean the manufacturing facility situated in Livingston, Scotland that is the subject of the Livingston Lease.
     "Livingston Lease" shall mean the Lease Agreement, date of entry August 28, 1986, between Johnson & Johnson Medical Ltd. (as successor to Codman Limited) and Livingston Development Corporation relating to the Livingston Facility.
     "Livingston Production Services Agreement" -- see Section 2.11(f).
     "Major Foreign Markets" shall mean, collectively, the United Kingdom, France, Germany, Spain, Italy, Canada, Australia, Taiwan and Thailand.
     "Management Committee" of (i) Seller shall mean the management committee of IOLAB that is comprised of R.J. Darretta, M. McGranaghan, G. Tutwiler,
K. Berlin, C. Felberg, T. Frinzi and D. Bailey; and (ii) Buyer shall mean the management committee of Chiron Vision Corporation, a wholly-owned subsidiary of Buyer, that is comprised of W. Link, E. Culver, R. Damron, J. Gordon, L. King,
R. Funsten, A. Corley, T. Wardrup, C. Reich, and D. Morrison.
     "Material Contracts" shall mean the Contracts set forth on Schedule 3.12. "Non-Site Equipment Distribution Agreement" shall mean the Distribution
Agreement dated August 15, 1994 between Orbtek, Inc. and Johnson & Johnson Professional Products Ltd.
     "ordinary course of business" shall mean the conduct of business consistent in all material respects with past custom and practice.

     "Party" or "Parties" shall mean the parties to this Agreement, that is Sellers, on the one hand, and Buyer, on the other hand, and their respective Affiliates, representatives, successors and assigns to the extent permitted.
     "Patents" shall mean, collectively, the patents and patent applications wherever filed (including all divisionals, reissues, reexaminations, continuations and continuations-in-part and extensions thereof, and any foreign filings corresponding thereto) listed on Schedule 3.15, subject to (i) any deletions therefrom as a result of the expiration (through no fault of Sellers or their Affiliates) of any of the foregoing or the failure to receive any patent after reasonably diligent prosecution through the final proceeding in any relevant foreign or domestic patent office and (ii) any additions thereto, in each case as shall have occurred in the ordinary course of business since the date of such list or the printouts attached thereto.
     "Permits" shall mean each permit, license, franchise and each other certificate or authorization that is necessary for the conduct of the Domestic Business issued by any governmental authority or agency having jurisdiction in the United States.
     "Permitted Encumbrances" means (i) Liens securing any Taxes or special assessments that are either not yet due or are being contested in good faith by appropriate proceedings (such contested Taxes or special assessments being described on the Permitted Encumbrances Schedule attached hereto as Exhibit F);
(ii) claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like Persons, either not overdue or which are being contested in good faith by appropriate proceedings; (iii) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, social security, and other like laws to which the underlying obligations are not yet delinquent;

(iv) exceptions to or defects in title, whether or not of record, including without limitation, easements, rights-of-way, restrictions and other similar encumbrances that do not detract materially from the value of the property subject thereto or materially interfere with the conduct of business at such property substantially as the same is currently being conducted; (v) Liens attributable to acts of Buyer that arise from Contracts of Buyer or any of its Affiliates; (vi) with respect to the Livingston Facility, matters affecting the landlord's interest therein so long as the Livingston Lease contains a non-disturbance clause; (vii) any purchase money security interest arising after the date hereof that individually secures less than $25,000 in indebtedness and that, in the aggregate with all other purchase money security interests arising after the date hereof, secures less than $100,000 in indebtedness; (viii) building and zoning ordinances and regulations, provided that Sellers, IOLAB and the Real Property are in material compliance therewith; (ix) Liens expressly disclosed in the footnotes to the Financial Reports for the date as of and the period ending January 1, 1995; (x) Liens reflected on the Permitted Encumbrances Schedule attached hereto as Exhibit F; and (xi) Liens that constitute valid leases or subleases to third parties that are IOLAB Agreements or Assumed Agreements.
     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, any organization (whether incorporated or not) and a government or any department or agency thereof.
     "Post-Closing Support Services Agreement" -- see Section 2.11(c).
     "Purchase Price" shall mean U.S. $95,000,000, as adjusted on or after the Closing Date pursuant to this Agreement.

     "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.
     "Seller" -- see preamble of this Agreement.
     "Sellers" -- see preamble of this Agreement.
     "Settlement Agreement" shall mean the Settlement Agreement dated January 11, 1993, as amended by the Agreement dated as of April 1, 1994, among Kabi Pharmacia AB, Pharmacia Inc., Dr. Endre A. Balazs, Medchem Products, Inc. and IOLAB (in its own right and as a successor in interest to certain assets and liabilities of Frigitronics, Inc. and as successor by merger to Precision-Cosmet Co., Inc.).
     "Site" -- see preamble of this Agreement.
     "Site Business" shall mean the worldwide ophthalmic surgical equipment and related disposables business of Site which consists of researching, developing, manufacturing, marketing, distributing and selling ophthalmic surgical equipment and related disposables, including, without limitation, the Site Product Line, as engaged in by Site and its Affiliates.
     "Site Product Line" shall mean all products of the Site Business currently available for sale as referred to in the Site price list attached hereto as Exhibit G.
     "Standard Cost" shall mean the cost of the Inventory in 1994 local standards, calculated consistent with GAAP and the normal accounting practices of Seller, IOLAB, Site, or their Affiliates, as the case may be. For purposes hereof, "1994 local standards" shall exclude applicable intercompany mark-up charges and shall not be adjusted for manufacturing variances.
     "Subsequent Transfer Date" shall mean, with respect to any country in which the Foreign Business is engaged in as of the Closing Date by Sellers or their Affiliates, the date that Buyer or any Affiliate thereof shall commence sales and distribution of products of the Business in such country (E.G., through the assumption or receipt of all relevant product registrations and regulatory approvals).
     "Suture Supply Agreement" -- see Section 2.11(b).
     "Taxes" means all United States federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, real property, prohibited transactions (as defined under the Employees Retirement Income Security Act of 1974, as amended), windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; provided, however, that such term shall not include transfer taxes for which Buyer is responsible under Section 2.09 of this Agreement.
     "Technology" shall mean designs, inventions, discoveries, ideas, concepts, formulae, product specifications, data, processes, trade secrets, know-how and all technology and improvements related thereto, and all proprietary rights arising therefrom (including, without limitation, copyrights, patent rights and rights arising under any invention assignments or third party licenses), and all records and information, registrations and applications therefor that (i) are used primarily in the Business (other than any of the foregoing that are included in chlorine dioxide sterilization technology as described in the Chlorine Dioxide Sterilization License and Services Agreement), (ii) relate exclusively to the operations of the Business at the

Livingston Facility and are used in or useful to the Business or (iii) are owned, leased or licensed by IOLAB or Site.
     "Trademarks" shall mean the trademarks (including trademarks for products of the Business for which Sellers and their Affiliates have not yet established rights through actual use in connection with products of the Business as reflected in pending applications or issued registrations), applications for registration, registrations, renewals and divisional applications listed on
Schedule 3.14 hereto, with such additions thereto as shall have occurred in the ordinary course of business since the date of such list or the printouts attached thereto.
     "Trademarked Items" -- see Section 7.01.
     "Trademark License Agreement" -- see Section 2.11(g).
     "United States" shall mean the United States of America, together with its possessions and territories, including the Commonwealth of Puerto Rico.

                                   ARTICLE II
                                     CLOSING

     2.01 TIME AND PLACE OF CLOSING. The Closing shall take place at the offices of Brobeck, Phleger & Harrison, 4675 MacArthur Court, Suite 1000, Newport Beach, California, on March 31, 1995, or at such other place or at such other time as Sellers and Buyer may mutually agree in writing. Time is of the essence because Sellers' intention to exit the Business is or will become known to its employees, customers, suppliers and others having dealings with Sellers.

     2.02 CONVEYANCE. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Sellers (and their Affiliates) shall sell, assign, transfer and deliver the Assets and the IOLAB Shares, in each case free and clear of all Liens other than Permitted Encumbrances, and assign and transfer the Assumed Liabilities to Buyer and Buyer shall purchase and acquire the Assets and the IOLAB Shares and assume the Assumed Liabilities from Sellers (and their
Affiliates).   Buyer may designate one or more of its Affiliates  to purchase the IOLAB Shares and the Assets, to assume the Assumed Liabilities and to otherwise perform any of Buyer's obligations and to exercise any of Buyer's rights under this Agreement and any Ancillary Agreement, provided that Buyer and each such Affiliate shall be jointly and severally liable (i) to Sellers and Sellers' Affiliates for all obligations and liabilities of Buyer set forth herein and (ii) for all Assumed Liabilities.
     2.03 PURCHASE PRICE.
          (a) In consideration of the sale, assignment, license, transfer and delivery of the Assets and the IOLAB Shares to be sold, assigned, transferred and delivered pursuant to this Agreement, Buyer shall pay to Sellers an amount equal to the Purchase Price. Buyer shall pay to Seller the Purchase Price at the Closing in accordance with Section 2.03(b) hereof.
          (b) On the Closing Date, payment of $95,000,000, as adjusted pursuant to Section 2.07 hereof, shall be made by Buyer in U.S. Dollars by bank wire transfer in immediately available funds to the account of Johnson & Johnson (Account No. 910-4001640 at The Chase Manhattan Bank, N.A., New York, New York).
          (c) The Purchase Price assumes a valuation (at Standard Cost) of Inventory as of the Closing Date of $15,000,000. To the extent that the valuation at Standard Cost of the

(1) Inventory located in the United States (excluding the cassette Inventory owned by OMJ Pharmaceuticals, Inc. ("OMJ")) and (2) the Inventory located at the Livingston Facility (collectively, the "Closing Inventory"), determined as herein provided, exceeds or is less than $15,000,000, the Purchase Price shall be adjusted as follows:
              (i) Within thirty (30) days following the Closing Date, Buyer shall deliver to Seller an initial statement (the "Initial Statement") containing a valuation at Standard Cost of the Closing Inventory (the "Initial Closing Inventory Valuation"). The Initial Closing Inventory Valuation shall be based on physical inventories (net of excess and obsolete) conducted in the United States and at the Livingston Facility by Seller or Seller's former employees and observed by Buyer and KPMG Peat Marwick, Buyer's independent public accountant ("KPMG"), as of 11:59 P.M. (local time) on the Closing Date, for the Closing Inventory other than for such Closing Inventory that is on consignment to customers of the Business in the United States (the "Closing Consignment Inventories") and shall be determined in accordance with Exhibit H hereto. The amount of Closing Consignment Inventory (in gross units) on the Closing Date shall be determined in accordance with the perpetual books and records of IOLAB relating to such Closing Consignment Inventories, and shall be subject to verification by Buyer of the accuracy of such books and records prior to Buyer's delivery of the Initial Statement. Simultaneously with the delivery of the Initial Statement to Seller, Buyer shall deliver or cause to be delivered all accompanying workpapers relative to the Initial Statement which workpapers shall include the information specified in Exhibit H attached hereto.

              (ii) The Initial Closing Inventory Valuation shall be binding on Seller unless, within twenty (20) days after Seller's receipt of the Initial Statement, Seller shall have notified Buyer in writing (such notification, "Seller's Notification") of its disagreement with any of the values assigned in the Initial Statement. Seller's Notification shall specify the objections to the values, the reasons therefor and the proposed valuation of each disputed item. The value of any item on the Initial Statement not so objected to in Seller's Notification shall thereafter be binding on Buyer and Seller. Representatives of Seller and Buyer shall attempt in good faith to resolve any disagreements noted in Seller's Notification within ten (10) days after Buyer's receipt of Seller's Notification.
              (iii) Disputes between Buyer and Seller relating to the Initial Statement that cannot be resolved by them within such 10-day period (the "Disputed Items") shall be referred at the insistence of either party for binding resolution to either (A) an independent accounting firm selected within five (5) days thereafter by agreement of Seller and Buyer or (B) a "Big Six" accounting firm selected by lot, after eliminating Coopers & Lybrand and KPMG in the event that Seller and Buyer have been unable to select a firm by agreement within the prescribed period. The determination of any accounting firm so selected (the "Auditor") with respect to the value of the Closing Inventory shall be conclusive and binding on the parties. The fee of the Auditor shall be borne by Seller and Buyer, equally; provided that, if the Auditor's determination of the dollar value of the Disputed Items causes the valuation at Standard Cost of the Closing Inventory to increase by more than two percent (2%) over the Initial Closing

     Inventory Valuation contained on the Initial Statement then the fee of the Auditor shall be borne by Buyer.
              (iv) The Initial Statement shall become final and binding upon the Parties upon the earlier of (A) the failure by Seller to object thereto within the period permitted under Section 2.03(c)(ii), (B) the agreement between Buyer and Seller with respect thereto and (C) the decision by the Auditor with respect to any disputes under this Section 2.03(c). The Initial Statement, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the "Final Statement" and the valuation of the Closing Inventory indicated therein is referred to herein as the "Final Closing Inventory Valuation".
              (v) The Purchase Price shall be either (A) adjusted downward to the extent that $15,000,000 exceeds the Final Closing Inventory Valuation, dollar for dollar, or (B) adjusted upward to the extent that the Final Closing Inventory Valuation exceeds $15,000,000, dollar for dollar. Any payments to be made after the Closing Date pursuant to this Section 2.03(c), either by Seller (if and to the extent that $15,000,000 exceeds the Final Closing Inventory Valuation) or Buyer (if and to the extent that the Final Closing Inventory Valuation exceeds $15,000,000) shall be paid within five Business Days after the Initial Statement shall have become final and binding pursuant to Section 2.03(c)(iv) (i.e., when it has been deemed the Final Statement), plus interest on such amount at the rate of two percent (2%) plus the prime rate offered by Bank of America (or, if less, the maximum rate permitted by applicable law) calculated from the Closing Date to the date of payment hereunder.

              (vi) Notwithstanding the foregoing, Buyer and Sellers agree that the valuation at Standard Cost of the Closing Inventory as determined above shall not necessarily be determinative of the allocation of the Purchase Price to such Inventory pursuant to Section 7.09(c)(ii) hereof.
     2.04 ASSUMPTION OF LIABILITIES. Buyer hereby agrees to assume the Assumed Liabilities as of the Closing Date or, with respect to any Assumed Liabilities relating to a Foreign Jurisdiction, the applicable Subsequent Transfer Date. Buyer shall perform and discharge all obligations under the Assumed Liabilities (including, without limitation, all Assumed Agreements); provided that if and when Buyer is notified that the performance by Buyer of any such obligation is not or will not be accepted by the obligee in the exercise of such obligee's lawful rights, Buyer shall promptly notify Seller in writing of such occurrence and consent in writing to Seller's performance thereof (provided that Buyer may reasonably withhold such consent, which if withheld shall be deemed reasonable if Buyer notifies Seller that a bona fide dispute exists between the Buyer and the obligee with respect to such obligee's refusal to accept Buyer's performance); Sellers or their Affiliates shall then perform such obligation and Buyer shall promptly reimburse Sellers for the reasonable costs and expenses incurred in the performance by Sellers or their Affiliates of such obligation in compliance with the terms of the applicable Assumed Agreement.
     2.05 INSTRUMENTS OF TRANSFER AND ASSUMPTION.
          (a) Sellers (on their own behalf and on behalf of any of their Affiliates) shall deliver to Buyer at the Closing:

              (i) such bills of sale and assignments, and other good and sufficient instruments of assignment and transfer, in form reasonably satisfactory to Buyer, as shall be effective to convey and transfer to Buyer (or its designee), such right, title and interest to the Assets (other than the Foreign Inventory) as is contemplated hereby; and
              (ii) the stock certificates representing the IOLAB Shares, duly executed in blank or accompanied by duly executed instruments of transfer.
          (b) Buyer shall deliver to Sellers at the Closing such instruments of assumption, in form reasonably satisfactory to Sellers, as shall be effective to assure Sellers that Buyer will perform and discharge or, pursuant to Section
2.04 hereof, reimburse Sellers for the performance of all obligations related to the Assumed Liabilities.
          (c) Sellers (on their own behalf and on behalf of any of their Affiliates) shall deliver to Buyer at each Subsequent Transfer Date with respect to the applicable Foreign Jurisdiction such bills of sale and assignments, and other good and sufficient instruments of assignment and transfer, in form reasonably satisfactory to and prepared by Buyer at Buyer's expense, as shall be reasonably required to convey and transfer to Buyer (or its designee), such right, title and interest to the Foreign Inventory as is contemplated hereby.
     2.06 NONASSIGNABILITY OF ASSETS. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Asset (including, without limitation, any agreement designated as an Assumed Agreement) is prohibited by any applicable law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the Parties shall use reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; PROVIDED, HOWEVER, that neither Sellers nor Buyer shall be required to pay any consideration therefor nor shall the Purchase Price be reduced on account of the failure to obtain any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of any such Asset, including, enforcing for the benefit of Buyer any or all rights of Sellers or their Affiliates against any third party arising out of the breach or cancellation thereof by any such third party or otherwise. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Sellers shall, or shall cause an Affiliate to, assign, transfer, convey and deliver any such Asset to Buyer at no additional cost. To the extent that any such Asset cannot be transferred or the full benefits of use of any such Asset cannot be provided to Buyer following the Closing pursuant to this Section 2.06, then Buyer and Sellers shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic (taking into account tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder.

     2.07 APPORTIONMENTS. (a) Subject in all respects to Section 2.09 hereof, the following items shall be apportioned pro rata between Seller and Buyer, on a per diem basis, as of the Closing Date: (i) the AMVISC Royalty prepayments made by IOLAB or any Affiliate thereof pursuant to the Settlement Agreement prior to Closing which shall be payable in accordance with Section 2.07(b) hereof;
(ii) any prepayments made under any of the Assumed Agreements (i.e., payments made under any of the Assumed Agreements that are attributable to post-Closing periods) or in connection with any of the Assets; and (iii) Taxes (including, without limitation, real property Taxes (on the basis of the actual fiscal years for which such Taxes are assessed), but excluding income Taxes) imposed on and paid by Sellers with respect to any of the Assets or in connection with the operation of the Business but excluding any prepayment of Taxes on behalf of IOLAB for a taxable period ending on or prior to the Closing Date. At the Closing, Seller or Buyer, as the case may be, shall pay to the other in immediately available funds such net amount. If any item cannot be apportioned accurately at the Closing or if it is apportioned incorrectly at the Closing, such item shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable.
          (b) Pursuant to the Settlement Agreement, IOLAB is required to make an AMVISC Royalty prepayment in an amount equal to $1,400,000 on or prior to March 31, 1995 in respect of the period from April 1, 1995 to and including June 30, 1995 (the "Calendar Quarter") which Seller shall pay on a timely basis on or prior to the Closing Date. In respect of such payment, Buyer shall pay to Seller at Closing an amount equal to $15,385 (i.e., $1,400,000 divided by 91, the number of days comprising the Calendar Quarter), multiplied by the difference between 91 and the number of days of the Calendar Quarter that shall have elapsed prior to and including the Closing Date. Each Party shall treat any payments made by the Parties pursuant to this Section 2.07 as an adjustment to the Purchase Price.
     2.08 TRADEMARKS AND PATENTS. All Intellectual Property (to the extent that any of such Intellectual Property is not owned by IOLAB) will be transferred to Buyer (or an Affiliate thereof) at the Closing, subject to the terms of the License Agreement and the Trademark License Agreement. In the case of the Trademarks, such transfer shall be pursuant to a general assignment prepared by Seller and in a form reasonably satisfactory to Buyer. It is understood and agreed that all other documentation necessary to effect and perfect the transfer of the registrations of the Intellectual Property, including the transfer of the Patents from Sellers (and their Affiliates) to Buyer shall be prepared by Buyer at Buyer's expense, including, without limitation, all other assignments and powers of attorney.
     2.09 SALES AND TRANSFER TAXES; FEES. All applicable sales, value added, transfer, documentary, use, filing and other similar taxes and fees (other than income Taxes of Seller, Site, IOLAB and their Affiliates and Taxes levied on the intercorporate transfers referred to in Section 6.01 and Schedule 6.01, each of which shall be borne by Seller) that may be levied on the sale, assignment, transfer or delivery of the Assets, IOLAB Assets or the IOLAB Shares to Buyer or its Affiliates as contemplated hereunder, whether levied on Sellers or Buyer, shall be borne by Buyer. Buyer shall, at its own expense, file all necessary Returns and other documentation with respect to all such sales or transfer taxes and, if required by applicable law, Sellers shall join in the execution of any such Returns or other documentation. In any case where either Seller or Site shall have been required by law to file the Return (other than income

Tax Returns) with respect to the sale or transfer of the Assets, in the event of an audit of such Returns by any taxing authority Seller agrees to make available to Buyer upon Buyer's reasonable request all such books and records of Sellers that relate to such Returns and that are necessary in connection with such audit. At Buyer's expense, Buyer shall have the right to control such audit and to select counsel or other outside advisors to represent Buyer in such audit process.
     2.10 RELOCATION OF ASSETS. The cost of relocating any of the Assets from the premises of Seller and its Affiliates to Buyer's premises, to the extent applicable, shall be borne by Buyer. Seller and its Affiliates shall cooperate with all reasonable requests of Buyer in relocating the Assets to Buyer's premises.
     2.11 ANCILLARY DOCUMENTS. Buyer, on the one hand, and Seller, Site or an Affiliate of Seller, on the other hand, will enter into the following agreements at the Closing to govern certain relationships between them after the Closing:
          (a) a supply agreement (the "Cassette Supply Agreement"), in accordance with the terms sheet therefor annexed hereto as Exhibit I, pursuant to which Seller's Affiliate in San German, Puerto Rico (the "Puerto Rico Company") will supply Buyer and its Affiliates with (i) their requirements for cassettes used in the Business and Buyer and its Affiliates will purchase such cassettes from the Puerto Rico Company for a period of time after the Closing and (ii) certain services in connection with post-operative kits.
          (b) a supply agreement (the "Suture Supply Agreement"), in accordance with the terms sheet therefor annexed hereto as Exhibit J, pursuant to which Seller's Affiliate, Ethicon, Inc. ("Ethicon"), will supply Buyer and its Affiliates with their requirements for sutures of the Business and Buyer and its Affiliates will purchase such sutures from Ethicon, Inc. for the three (3)-year period after the Closing;
          (c) a services agreement (the "Post-Closing Support Services Agreement"), in accordance with the terms sheet therefor annexed hereto as Exhibit K, pursuant to which Sellers shall provide certain support services to Buyer after the Closing;
          (d) a license and services agreement (the "Chlorine Dioxide Sterilization License and Services Agreement"), in accordance with the terms sheet therefor annexed hereto as Exhibit L, pursuant to which an Affiliate of Seller will grant certain rights to Buyer necessary for Buyer's and its Affiliates operation of the chlorine dioxide sterilization machine within the ophthalmic surgical field and provide certain services to Buyer in connection therewith;
          (e) a license agreement (the "License Agreement"), in a form acceptable to Buyer and Seller, pursuant to which Buyer shall license to Sellers and their Affiliates the Patents set forth on Exhibit M hereto on a worldwide royalty-free exclusive basis for applications and uses relative to contact lens, and on a worldwide royalty-free non-exclusive basis for applications and use in fields of interest outside of ophthalmic surgery provided that such license will contain no rights to sublicense other than manufacturing rights for products sold by Seller and its Affiliates;
          (f) a production services agreement (the "Livingston Production Services Agreement"), in accordance with the terms sheet therefor annexed hereto as Exhibit N, pursuant to which an Affiliate of Sellers shall provide certain production services to Buyer's Affiliate related to the Livingston Facility;

          (g) a trademark license agreement (the "Trademark License Agreement") in a form acceptable to Buyer and Seller, pursuant to which Buyer shall license to Sellers and their Affiliates the EZVUE trademark on a worldwide royalty-free exclusive basis for uses relative to contact lenses; provided, however, that the Trademark License Agreement will contain no rights to sublicense; and

          (h) a customer loan servicing agreement (the "Customer Loan Servicing Agreement"), in accordance with the terms sheet therefor annexed hereto as Exhibit O, pursuant to which Buyer shall provide to Seller's Affiliate, Johnson & Johnson Finance Corporation, invoicing and collection services with respect to those customer loans set forth on Annex I to Exhibit O.

          After the date hereof and prior to the Closing Date, Sellers and Buyer shall, and shall cause each of their Affiliates to, negotiate in good faith each of the Ancillary Agreements based on the terms sheets attached hereto and agree upon the forms of such Ancillary Agreements.

     2.12 TRANSFERRING THE FOREIGN BUSINESS.

          (a) TRANSFERS AT CLOSING; TRANSFERS POST-CLOSING: The Parties acknowledge that, with respect to each jurisdiction outside of the United States in which the Foreign Business is conducted at Closing (each, a "Foreign Jurisdiction"), notwithstanding that title to the Foreign Assets (other than Foreign Inventory) with respect to each such Foreign Jurisdiction will be transferred and conveyed to Buyer (and/or its designated Affiliates) effective as of the Closing Date, it will not be practicable for the operations in each such Foreign Jurisdiction to be transferred on the Closing Date. Accordingly, the Parties agree to use all reasonable efforts to transfer the operations in each of the Foreign Jurisdictions on or prior to the sixtieth (60th) day after the Closing Date, unless, despite the reasonable efforts of the Parties, Buyer determines that for any reason it is not practicable for Buyer or its Affiliates to operate the Business in such Foreign Jurisdiction in which case such operations will be transferred to Buyer as soon as practicable after such sixtieth (60th) day but in any event on or prior to the 180th day after the Closing Date. Buyer shall give Seller written notice of its intention to assume the operation of the Foreign Business in any Foreign Jurisdiction at least thirty (30) days (or such fewer days as Buyer and Seller shall agree to) prior to the date that it or its Affiliate intends to assume such activity. In addition, in order to facilitate the operation by Sellers of the Foreign Business in each Foreign Jurisdiction during the period between the Closing Date and each applicable Subsequent Transfer Date (with respect to each Foreign Jurisdiction, the "Interim Period"), the Parties hereby agree to the following:

          (b) LICENSE TO OPERATE POST-CLOSING: Buyer hereby grants a royalty-free license to Seller and any Affiliate thereof which shall empower Seller and such Affiliate to utilize such of the Foreign Assets as are necessary for Sellers to operate the Foreign Business in each such Foreign Jurisdiction during the Interim Period. During the Interim Period with respect to each such Foreign Jurisdiction, Seller or any Affiliate thereof shall operate the Business in such Foreign Jurisdiction for Seller's or such Affiliate's benefit and account and in the manner herein provided.

          (c) SELLERS' OBLIGATIONS DURING INTERIM PERIOD: Subject to the provisions of Section 6.01 hereof and the following clause (d), Seller and its Affiliates shall (i) use their reasonable efforts to (A) operate the Business in each Foreign Jurisdiction during the Interim

Period in order to maintain the effectiveness of all product registrations and governmental permits that are necessary for the operation of the Business in such Foreign Jurisdiction and (B) preserve in all material respects the present business relationships and goodwill with respect to the Business in such Foreign Jurisdictions, and (ii) maintain reasonable levels of Inventory and, if necessary, to purchase additional Inventory from Buyer at the transfer prices that were in effect for the Business in January, 1995. Notwithstanding the above, Buyer hereby acknowledges that neither Seller nor any of its Affiliates have provided to Buyer or any of its Affiliates any assurances or guarantees with respect to the sales levels or profits or the preservation of the business relationships or goodwill in any Foreign Jurisdiction during the Interim Period or after the Subsequent Transfer Date with respect to such Foreign Jurisdiction.

          (d) BUYER'S OBLIGATION DURING INTERIM PERIOD: Buyer will use its reasonable efforts to cooperate with Seller in connection with the operation of the Business in such Foreign Jurisdictions by Affiliates of Seller, and to consult with Seller and such Affiliates with respect to such operations. Buyer acknowledges that Sellers shall not be liable to Buyer pursuant to Section 6.01 hereof or otherwise for taking any of the actions set forth in Section 6.01 with the prior consent of Buyer in the manner set forth in Section 6.01.

          (e) INVENTORY TRANSFERS ON SUBSEQUENT TRANSFER DATES:

              (i) On each Subsequent Transfer Date with respect to a Foreign Jurisdiction, Affiliates of Seller shall transfer and convey to Buyer all Inventory with respect to such Foreign Jurisdiction (other than Inventory located at the Livingston Facility which shall be transferred to Buyer at the Closing Date) (individually, the "Foreign Inventory"; collectively, the "Total Foreign Inventory"), which shall be purchased by Buyer at the Foreign Landed Cost of such Foreign Inventory in the local currency of such Foreign Jurisdiction within thirty (30) days after the invoice date therefor, in accordance with the procedures set forth herein. The valuation at Foreign Landed Cost of such Foreign Inventory shall be based on a physical inventory (net of excess and obsolete) conducted in such Foreign Jurisdiction by or on behalf of Seller and observed by Buyer and KPMG, as of 11:59 P.M. (local time) on the Subsequent Transfer Date with respect to such Foreign Jurisdiction, for the Foreign Inventory other than the Foreign Inventory that is on consignment to customers of the Business in such Foreign Jurisdiction (the "Foreign Consignment Inventory") and shall be determined in accordance with Exhibit P. The amount of Foreign Consignment Inventory (in gross units) existing on each Subsequent Transfer Date shall be determined in accordance with the perpetual books and records of the applicable Affiliate of Seller relating to such Foreign Consignment Inventories and shall be subject to verification by Buyer of the accuracy of such books and records prior to Buyer's acceptance of the amount stated on the applicable invoice. Such invoice shall be delivered by Sellers or their Affiliates to Buyer no more than 45 days following the Subsequent Transfer Date and shall be accompanied by a Foreign Inventory Valuation worksheet prepared by or for Seller or Seller's Affiliate in accordance with Exhibit P. Buyer shall, within ten (10) days following receipt of such invoice and valuation worksheet, object to valuation of the Foreign Inventory if Buyer disagrees with such valuation. Buyer and Sellers shall then have ten (10) days to resolve any disagreement; otherwise, each such disagreement will be resolved in accordance with the procedures set forth in subsection (iv) below.

              (ii) Within sixty (60) days following the Subsequent Transfer Date with respect to the last Foreign Jurisdiction to be transferred to Buyer, Seller shall deliver to Buyer an initial statement (the "Initial Foreign Statement") containing an initial determination of the amount payable pursuant to clause (vi) of this Section 2.12(e) specifying which Party is entitled to such payment (such payment, the "Subsequent Adjustment Payment") and which Party is required to make the Subsequent Adjustment Payment (the "Initial Foreign Inventory Subsequent Adjustment"). The Initial Foreign Inventory Subsequent Adjustment shall be based on the physical inventories conducted in each Foreign Jurisdiction and, with respect to the Foreign Consignment Inventory (in gross units), the perpetual books and records of the applicable Affiliate of Seller, each as set forth in Section 2.12(e)(i) and shall be determined in accordance with Exhibit Q. Simultaneously with the delivery of the Initial Foreign Statement to Buyer, Seller shall deliver or cause to be delivered all accompanying workpapers relative to the Initial Foreign Statement which workpapers shall include the information specified in Exhibit Q attached hereto.

              (iii) The Initial Foreign Inventory Subsequent Adjustment shall be binding on Buyer unless, within twenty (20) days after Buyer's receipt of the Initial Foreign Statement, Buyer shall have notified Seller in writing (such notification, "Buyer's Foreign Notification") of its disagreement with any of the values assigned in the Initial Foreign Statement. Buyer's Foreign Notification shall specify the objections to the values, the reasons therefor and the proposed valuation of each disputed item. The value of any item on the Initial Foreign Statement not so objected to in Buyer's Foreign Notification shall thereafter be binding on Buyer and Seller. Representatives of Seller and Buyer shall attempt in good faith to resolve any disagreements noted in Buyer's Foreign Notification within ten (10) days after Seller's receipt of Buyer's Foreign Notification.

              (iv) Disputes between Buyer and Seller relating to the Initial Foreign Statement that cannot be resolved by them within such 10-day period (the "Disputed Foreign Items") shall be referred at the insistence of either party for binding resolution to (A) the Auditor, if any, (B) an independent accounting firm selected within five days thereafter by agreement of Seller and Buyer or (C) a "Big Six" accounting firm selected by lot, after eliminating Coopers & Lybrand and KPMG in the event that Seller and Buyer have been unable to select a firm by agreement within the prescribed period. The determination of any accounting firm so selected (the "Foreign Auditor") with respect to the (i) amount of the Subsequent Adjustment Payment and (ii) the Party required to make the Subsequent Adjustment Payment shall be conclusive and binding on the Parties. The fee of the Foreign Auditor shall be borne by Seller and Buyer, equally; provided that, if the Foreign Auditor's determination of the dollar value of the Disputed Foreign Items causes a net change in the Subsequent Adjustment Payment in favor of Buyer by more than $200,000, then the fee of the Foreign Auditor shall be borne by Seller.

              (v) The Initial Foreign Statement shall become final and binding upon the parties upon the earlier of (A) the failure by Buyer to object thereto within the period permitted under Section 2.12(e)(iii), (B) the agreement between Buyer and Seller with respect thereto and (C) the decision by the Foreign Auditor with respect to any disputes under this
     Section 2.12(e). The Initial Foreign Statement, as adjusted pursuant to the agreement of the Parties or decision of the Foreign Auditor, when final and binding is referred to herein as the "Final Foreign Statement" and the final determination of the adjustments to the Initial Foreign Inventory Subsequent Adjustment indicated therein is referred to herein as the "Final Foreign Inventory Subsequent Adjustment".

              (vi) The Subsequent Adjustment Payment shall be made by the Party, and in the amount, each as set forth in the Final Foreign Statement, in U.S. Dollars. Any payment to be made (whether by Seller or by Buyer) pursuant to this Section 2.12(e)(vi) shall be paid within five (5) Business Days after the Initial Foreign Statement shall have become final and binding pursuant to Section 2.12(e)(v) (i.e., when it has been deemed the Final Foreign Statement), and shall include interest on such amount at the rate of two percent (2%) plus the prime rate offered by Bank of America (or, if less, the maximum rate permitted by applicable law) calculated from the Subsequent Transfer Date with respect to the last Foreign Jurisdiction to be transferred to Buyer to the date of payment of amounts due under this
     Section 2.12(e)(vi).

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except as set forth (i) on any Schedule to be delivered to Buyer in connection herewith (collectively the "Disclosure Schedules" or the "Schedules", individually, a "Disclosure Schedule or a "Schedule") or (ii) expressly in the notes to the Financial Reports, Sellers hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

     3.01 ORGANIZATION; POWERS; EXECUTION. (a) Each of Seller, Site and their Affiliates that are parties to the Ancillary Agreements is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and the Ancillary Agreement to which each is a party.

          (b) The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by each of Seller, Site and their Affiliates that are parties thereto have been duly authorized by all necessary corporate action on the part of each of Seller, Site and such Affiliates, and this Agreement has been, and each of the Ancillary Agreements shall be as of the Closing Date, duly executed and delivered by a duly authorized officer of each of Seller, Site and such Affiliates (as the case may be) and constitutes with respect to the Agreement, and shall constitute as of the Closing Date with respect to the Ancillary Agreements, a valid and legally binding obligation of each of Seller, Site and such Affiliates (as the case may be) in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditor's rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     3.02 IOLAB. IOLAB is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. IOLAB is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction of the United States except where the failure to obtain or maintain such qualification, or good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on IOLAB or the Business. IOLAB has no subsidiaries other than Site and does not have any equity interest, direct or indirect, in any Person other than Site. Other than the Affiliates, Site and IOLAB, there is no entity owned by Seller that sells, markets, distributes or manufactures (other than Lifecore Biomedical, Inc.) the products of the Business.

     3.03 CAPITALIZATION OF IOLAB. The authorized capital stock of IOLAB consists of 1,000,000 shares of common stock of par value $1.00 per share, of which 1,650 shares are issued and outstanding. The IOLAB Shares have been validly issued by IOLAB and are fully paid and nonassessable. There are no outstanding options, warrants or other rights to subscribe for, purchase or acquire, or any plans, contracts or commitments providing for the issuance of, any capital stock of IOLAB or any securities convertible into or exchangeable for any capital stock of IOLAB.

     3.04 TITLE TO ASSETS. Except as set forth on Schedule 3.04, Sellers and their Affiliates have good and marketable (subject, in the case of any Assumed Agreements, to any required consents to assignment) title to all of the properties and assets that are material to the Business free and clear of all Liens except for the Permitted Encumbrances.

     3.05 TITLE TO IOLAB SHARES. Seller holds of record and owns beneficially all of the outstanding shares of IOLAB, free and clear of any restrictions on transfer, taxes, security interests, options, warrants, purchase rights, contracts, commitments or Liens except for the Permitted Encumbrances identified in Schedule 3.05 and except as set forth in IOLAB's Articles of Incorporation.

     3.06 CONDITION OF ASSETS. Each piece of equipment and machinery included in the Assets and the fixed IOLAB Assets that has an acquisition cost of $100,000 or more, whether real or personal, owned or leased, is set forth on
Schedule 3.06(a), and except as set forth on Schedule 3.06(b), has been maintained in the ordinary course of business and is in normal operating condition (with the exception of normal wear and tear) sufficient in all material respects for the operation of the Business in accordance with past practices. Except for equipment and machinery located at the facilities of Anika Research, Inc. and except as set forth on Schedule 3.06(c), all of the equipment and machinery included in the Assets and the IOLAB Assets having an acquisition cost of $100,000 or more, are located at facilities owned or operated by Seller, Site, IOLAB and their Affiliates.

     3.07 REAL PROPERTY. (a) IOLAB has good and marketable title to the real property described on Exhibit R (the "Real Property"), which is the only interest in real property owned or held by IOLAB and such Real Property is free and clear of any Lien, except for the Permitted Encumbrances.

          (b) Except as set forth on Schedule 3.07 or as would not have a material adverse effect on the Business operations as presently conducted on the Real Property, (i) all improvements located on the Real Property have received all Permits required in connection with the use thereof currently being made by IOLAB; (ii) the Real Property and the improvements thereon, comply with all laws, rules and regulations; (iii) there are no judicial or administrative actions or proceedings pending or, to the knowledge of Sellers, threatened under any condemnation, environmental, zoning, land-use or other law, rule or regulation applicable to the Real Property; (iv) there are no outstanding unpaid assessment notices against any of the Real

Property and the cost of all municipal improvements for which any of the Real Property can be assessed (which improvements have been completed) have been paid in full; (v) to the knowledge of Sellers, there are no pending or threatened assessments against any of the Real Property; (vi) neither Seller nor Site is a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder; and (vii) except as disclosed in materials described in Schedule 3.07 and furnished to Buyer or Buyer's environmental consultants and except as disclosed in the Environmental Audit, to the knowledge of Sellers, no asbestos, asbestos-containing materials, PCB compounds or other Hazardous Substances have been used by or for Sellers or their Affiliates in the construction or repair of, or alteration or addition to, any Real Property.

          (c) The Livingston Lease is a valid, binding and enforceable agreement of Seller's Affiliate, Johnson & Johnson Medical Ltd., and, to Sellers' knowledge, of the other party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or affecting creditor's rights generally and general equitable principles (whether considered in a proceeding in equity or at law). There has not occurred any material default (or any event which upon the provision of notice or lapse of time or both would become such a material default) under the Livingston Lease on the part of Seller's Affiliate or, to Sellers' knowledge, the other party thereto. Seller's Affiliate has the right to quiet enjoyment of the Livingston Facility for at least the twelve (12)-month period following the Closing Date. The improvements of the Livingston Facility constructed by or on behalf of Seller or its Affiliates, and the operations of Seller and its Affiliates at the Livingston Facility, comply in all material respects with all applicable laws, rules and regulations.

     3.08 NO BROKERS OR FINDERS. Neither Seller nor any of its Affiliates has employed any broker, finder, agent or similar intermediary, or incurred any liability for any brokerage or finder's fees or commissions or similar payments, in connection with this Agreement or any of the transactions contemplated hereby.

     3.09 NO UNDISCLOSED LIABILITIES. There are no liabilities relating to the Business that have not been disclosed to Buyer except for such liabilities that
(i) would not have a material adverse effect on the Business, (ii) were set forth or included on the Financial Reports or (iii) are or have been incurred in the ordinary course of business.

     3.10 CONFLICTS; GOVERNMENTAL CONSENTS AND APPROVALS; NO VIOLATION OR DEFAULT. Except as set forth on Schedule 3.10, neither the execution and delivery of this Agreement or the Ancillary Agreements by Sellers or their Affiliates that are parties thereto nor the consummation by Sellers or such Affiliates of the transactions contemplated hereby or thereby nor compliance by Sellers or such Affiliates with any of the provisions hereof shall: (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Articles of Incorporation or By-laws or other charter documents of Sellers, IOLAB or such Affiliates; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with any applicable E.E.A. member state's antitrust approvals, (ii) any such consent, approval, authorization or permit required to be obtained by Buyer or such filing or notification required to be made by Buyer in order to take title to the Assets or the IOLAB Shares or otherwise operate the Business, or

(iii) where the failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not have a material adverse effect on the Business taken as a whole; (c) to Sellers' knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, Site, IOLAB or such Affiliates, or the Assets, which violation would have a material adverse effect on the Assets or Business taken as a whole; or (d) result in a default (or any event which, with the giving of notice or the passage of time, or both would constitute a default) under any of the terms, conditions or provisions of any Permit or any Material Contract. No representation or warranty is made pursuant to this Section 3.10(d) with respect to the Settlement Agreement.

     3.11  COMPLIANCE WITH LAWS.  Except as set forth on Schedule 3.11 hereto:
(a) Seller's, IOLAB's and their Affiliates' conduct of the Domestic Business, use of the Domestic Assets and the IOLAB Assets and ownership of the Real Property are in material compliance with, and are not in violation, in any material respect, of any applicable laws, rules, regulations or ordinances of the United States or any state or subdivision thereof (except for matters that are otherwise specifically addressed in subsection (b) below as to which no representation or warranty is made in this subsection (a)); (b) all finished goods purchased from third party manufacturers that are included in the Inventory meet the specifications therefor and, to Seller's knowledge, (i) FDA inspections (if any) of the facilities of such third party manufacturers have not resulted in any observations noted on Form 483, warning letters or similar actions that currently have a material adverse effect on any product of the Business, (ii) such third party manufacturers have no material unfulfilled outstanding agreements with or commitments to the FDA of any kind or character with respect to the products supplied by such third party manufacturers to the Business;

(iii) there is no material adverse regulatory action by the FDA or other governmental agency pending or threatened against such third party manufacturers; and (iv) there is no material violation of any applicable law by any third party manufacturer that would have a material adverse effect on the Business; and (c) to Sellers' knowledge, Sellers', IOLAB's and their Affiliates' conduct of the Foreign Business and use of the Foreign Assets are in material compliance with, and are not in violation, in any material respect, of any applicable laws, rules, regulations or ordinances of any government or political subdivision.

     3.12 CONTRACTS AND COMMITMENTS. Schedule 3.12 hereto identifies each Contract of Sellers, IOLAB or their Affiliates currently in effect that is (a) material to the operation of the Domestic Business or (b) material to the operation of the Foreign Business, except for sales agent or distribution Contracts or (c) to Sellers' knowledge, a sales agent or distribution Contract relating to the Foreign Business (collectively the "Material Contracts"). True, correct and complete copies, in all material respects, of each written Material Contract and true and complete written summaries, in all material respects, of each oral Material Contract have been delivered to Buyer. Except as set forth in Schedule 3.12, each of the Material Contracts is a valid, binding and enforceable agreement of Seller, Site, IOLAB or their respective Affiliates and, to the knowledge of Sellers, of the other parties thereto, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditor's rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Except as set forth in Schedule 3.12, there has not occurred any material default (or events which upon the provision of notice or lapse of time or both would become such a material default) under any of the Material Contracts on the part of Seller, Site, IOLAB or their respective Affiliates or, to Seller's knowledge, the other parties thereto.

     3.13 CHANGES. Except as set forth on Schedule 3.13, since January 1, 1995 there has been no material adverse change in the financial condition or results of operations of the Business or the Assets, taken as a whole.

     3.14 TRADEMARKS. Except as set forth on Schedule 3.14, the Trademarks are all of the trademarks of Sellers, Site, IOLAB or their Affiliates that are necessary for the Business as currently conducted, except for references on packaging and promotional material to such Affiliates' corporate name or any derivation thereof. Seller, Site, IOLAB or another Affiliate thereof is the owner of all right, title and interest in and to the Trademarks and all registrations of the Trademarks, and the Trademarks, to Sellers' knowledge, are valid and enforceable against third parties. Except as set forth on Schedule 3.17, there are no third party actions or claims pending against Seller, Site, IOLAB or any Affiliate thereof in any court or by or before any governmental body or agency or arbitrator or, to Sellers' knowledge, threatened, that involves any claim of trademark infringement or the like.

     3.15 PATENTS. Seller, Site, IOLAB or another Affiliate thereof is the owner of all right, title and interest in and to the Patents and the Patents, to Sellers' knowledge, are valid and enforceable against third parties. Schedule
3.15 includes all of patents and patent applications of Seller, Site, IOLAB and their Affiliates that are necessary for the Business as currently conducted except for any patents and patent applications relating to chlorine dioxide sterilization technology. Except as set forth on Schedule 3.17, there are no third party actions or claims pending against Seller, Site, IOLAB or any Affiliate thereof in any court or by or before any governmental body or agency or arbitrator or, to Sellers' knowledge, threatened, that involves any claim of patent infringement or the like.

     3.16 INTELLECTUAL PROPERTY RIGHTS. The Technology constitutes all of the material intellectual property rights (other than the Patents or the Trademarks) held by Seller, Site, IOLAB, or their Affiliates that are (i) used primarily in the Business as presently conducted, or (ii) necessary for IOLAB's or Site's manufacture, production or development of products as presently conducted, except in either case for the intellectual property rights relating to chlorine dioxide sterilization technology. Except as set forth in Schedule 3.17, neither Seller, Site, IOLAB nor their Affiliates have received any communications nor are they aware that they have violated or, by conducting the Business as presently conducted, would violate any intellectual property rights of any other Person. It is IOLAB's and Site's normal policy to cause employees of the Business to execute confidentiality agreements that typically include invention assignment provisions and there is no action pending or to Sellers' knowledge, threatened, by any current or former employee of the Business against Seller, Site, IOLAB or their Affiliates pursuant to which such current or former employee is claiming a proprietary interest in any of the Intellectual
Property. All of the Intellectual Property is vested in (or, if applicable, leased or licensed by) Seller, Site, IOLAB or their Affiliates free and clear of any Liens except for Permitted Encumbrances. Except as set forth in any Material Contract, Sellers, IOLAB and their Affiliates pay no royalty or license fee to any Persons under any of the Intellectual Property and have not licensed any third party to use on an exclusive basis any of such Intellectual Property in the ophthalmic surgical field.

     3.17 LEGAL PROCEEDINGS, ETC. Except as set forth on Schedule 3.17 and except for matters involving only monetary recovery in which the damages sought to be imposed do not exceed (a) $50,000 individually or (b) $100,000 in the aggregate with respect to proceedings or investigations which are similar in nature or arise out of the same set of facts or relate to the same product, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to Sellers' knowledge, threatened against the Business. Schedule 3.17 contains a complete and accurate list and description of, and IOLAB is not in default with respect to, any material judgment, order, writ, injunction, decree or award of any court, arbitration or governmental agency or instrumentality, pertaining to or affecting the Business. Schedule 3.17 contains a complete and accurate list and description of, and none of the Sellers or their Affiliates (other than IOLAB) is in default with respect to, any judgment, order, writ, injunction, decree or award of any court, arbitration or governmental agency or instrumentality, pertaining to or affecting the Business, in any material respect. There are no legal, administrative, arbitration or other investigations or proceedings concerning Seller, Site or IOLAB or their Affiliates with respect to the transactions contemplated hereby, other than proceedings related to any applicable E.E.A. member state's antitrust approvals or similar reviews.

     3.18 LABOR MATTERS. None of Seller, Site or IOLAB is a party to or bound by any collective bargaining agreement, nor are there any labor strikes, grievances, claims of unfair labor practices or similar material disputes pending or, to Sellers' knowledge, threatened by any of the employees of the Domestic Business. To the knowledge of Sellers, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Domestic Business. Prior to the Closing Seller will provide Buyer with a list of all IOLAB Employees together with compensation records required to facilitate Buyer's payroll planning and performance of its obligations hereunder. Except as indicated on Schedule 3.18, none of the IOLAB Employees has a written contract of employment. None of the IOLAB Employees, to Sellers' knowledge, has an oral agreement with IOLAB or Seller inconsistent with an at-will arrangement.

     3.19 ENVIRONMENTAL CONDITIONS. Except as set forth on Schedule 3.19 and except as disclosed in materials described in Schedule 3.07 and furnished to Buyer or Buyer's environmental consultants and except as disclosed in the Environmental Audit, (i) no material spills, releases, discharges or disposals of Hazardous Substances have occurred on or under the Real Property since the date Seller became the owner (through its ownership of IOLAB) of the Real Property or are presently occurring on or under the Real Property; (ii) the Real Property does not contain, nor, since the date that Seller became the owner (through its ownership of IOLAB) of the Real Property, has the Real Property contained, any underground storage tanks for any Hazardous Substances; (iii) the Real Property is in compliance in all material respects with all Environmental Laws; (iv) Site, IOLAB and their Affiliates have obtained all environmental permits, licenses and other governmental authorizations necessary for the conduct of the Business as presently conducted on the Real Property and all such permits, licenses and governmental authorizations are in good standing; (v) Site, IOLAB and their Affiliates are in material compliance with all terms and conditions of such environmental permits, licenses and other governmental authorizations; and (vi) neither the Business nor any portion of the Real Property is subject to any outstanding order, decree, enforcement action or judgment from any governmental authority with respect to the generation, treatment, storage, presence, disposal or release of any Hazardous Substance in, on or under any of the Real Property. To Sellers' knowledge, Buyer has been provided with true, complete and accurate copies, in all material respects, of all material reports, memoranda, audits, studies and related materials whether prepared by Sellers, IOLAB or their Affiliates or consultants or third parties, regarding the discharge or disposal of Hazardous Substances or the compliance of the Domestic Business with Environmental Laws in the possession or control of Sellers.

     3.20 TAXES. All Taxes attributable to the Assets or the Business prior to the Closing Date have been, or will be, timely paid by Sellers or IOLAB and their Affiliates, except such Taxes, if any, as are being contested in good faith and disclosed on Schedule 3.20. IOLAB has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Returns which it is required to file for periods that include the Closing Date, except where the failure of which would not reasonably be expected to have a material adverse effect on the Business, taken as a whole. All such Returns are true and accurate in all material respects and all Taxes shown to be due on such Returns have been or will be timely paid. All Taxes of IOLAB for any taxable period ending on or before the Closing Date (and in portions of periods beginning before and ending after the Closing Date) have been paid or have been accrued on the Financial Reports, except where the failure of which would not reasonably be expected to have a material adverse effect on the Business, taken as a whole. Except as set forth on Schedule 3.20, no tax liabilities, disallowances or assessments relating to the Business have been assessed or proposed and to Seller's knowledge, there is no basis for any such liabilities disallowance or assessment. Except as set forth on Schedule 3.20, none of IOLAB, Site or



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

Seller is being audited by any United States, foreign, state or local government agency for the non-payment or potential non-payment of any Taxes with respect to the Business. Sellers have properly accrued, charged or established adequate reserves in the Financial Reports for all Taxes attributable to the periods set forth therein, except where the failure of which would not reasonably be expected to have a material adverse effect on the Business, taken as a whole.

     3.21 PERMITS. Except as set forth on Schedule 3.21, and except as would not have a material adverse effect on the Domestic Business, (i) the Permits held by Seller, IOLAB, Site and OMJ are all of the Permits necessary for the operation of the Business as presently conducted; and are, and as of the Closing will be, in full force and effect; (ii) each of Seller, Site and IOLAB is and has been in compliance with all conditions or requirements of the Permits; and
(iii) none of them has been notified by any governmental or licensing authority that such parties intend to cancel, terminate or modify any of such Permits, and to Seller's knowledge, there is no reasonable basis (other than, to the extent applicable, the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements) for any (A) cancellation or termination of such Permits or (B) modification of such Permits that would have a material adverse effect on the ability of the Business to market any current product of the Business.

     3.22 PRODUCT REGISTRATIONS. (a) Sellers, IOLAB or their Affiliates are authorized to sell the products of the Business in each of the Major Foreign Markets in which such products are currently being sold. Except as set forth on
Schedule 3.22(a) and except as would not have material adverse effect on a Major Foreign Market, neither Seller, IOLAB or the Affiliates have been notified by any governmental or licensing authority that such parties intend to cancel, terminate or modify any of such product registrations and to Sellers' knowledge, there is no valid basis (other than, to the extent applicable, the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements) for any such cancellation, termination or modifications. With respect to any Product currently sold in any country outside of the United States and the Major Foreign Markets, to Sellers' knowledge, Sellers have obtained all material governmental permits required by governmental bodies in such countries to sell and distribute such products.

          (b) Except as set forth on Schedule 3.22(b), no Person other than Seller, Site, IOLAB or their Affiliates has any rights in or to product registrations relating to the Business' products for sales of such products in any Major Foreign Market or, to Sellers' knowledge, in any country outside of the United States and the Major Foreign Markets.

     3.23 FINANCIAL REPORTS. Attached hereto as Schedule 3.23 are unaudited statements of income, including and subject to the notes thereto, relating to the Domestic Business and the Foreign Business for each of the fiscal years ended January 2, 1994 and January 1, 1995 (collectively, the "Income Statements"). It is understood that the statements of income include allocations of general overhead expenses in accordance with Sellers' and IOLAB's principles for making such allocations. Also attached as Schedule 3.23 are (i) the unaudited balance sheet of the Assets and Assumed Liabilities of the Domestic Site Business dated as of January 2, 1994 and January 1, 1995, (ii) the unaudited balance sheet of IOLAB dated as of January 2, 1994 and January 1, 1995 (including and subject to the notes thereto) and (iii) the unaudited balance sheet of IOLAB pro forma (the "Pro Forma Balance Sheet") for the transactions contemplated hereby dated as of January 1, 1995 (including and subject to the notes thereto) in a format agreed to by the Parties (collectively the "Balance Sheets"; and, together with the Income Statements, the "Financial Reports"). The Financial Reports were prepared in accordance with the books of accounts and records of Sellers, IOLAB and their Affiliates (as the case may be) and fairly present, in all material respects, the financial condition and results of operations, as of and for the periods referred to, of the Business or portion thereof as indicated therein, all in accordance with GAAP, except as set forth in Schedule 3.23.

     3.24 INVENTORIES. Subject to any reserve therefor included in the Pro Forma Balance Sheet and except as set forth in the Schedules hereto, all Inventories of Sellers and their Affiliates consist of items of a quality usable or saleable in the normal course of the Business consistent with past practices and are in quantities sufficient for the normal operation of the Business in accordance with past practices. Sellers have presented to Buyer Sellers' bases for Inventory valuation methodology; such bases were fairly and accurately presented by Sellers to Buyer. Notwithstanding the foregoing, the term "consistent with past practice" shall not apply to Inventories of new products of the Business that the Business has marketed for less than six (6) months.

     3.25 PRODUCT RETURNS. Except as disclosed in the Business' product return records or as set forth in Schedule 3.25, since March 31, 1994 Seller, Site, IOLAB and their Affiliates have not had any of the Business' products returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems or in the ordinary course of business. The Business' product return records were made available to Buyer prior to the date hereof and to Sellers' knowledge are true, accurate and complete in all material respects. None of Seller, Site, IOLAB or their Affiliates is a party to, or otherwise bound by, with respect to the Business, any

Contract requiring any of Seller, IOLAB, Site or any of their respective Affiliates to repurchase inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers, other than in the ordinary course of business and consistent with the Business' product return policies as previously disclosed to Buyer.

     3.26  NO TERMINATION OF BUSINESS RELATIONSHIP.  Except as set forth on
Schedule 3.26 and except as Seller notifies Buyer in writing after the date hereof, since January 1, 1995, no Person with which Seller, Site, IOLAB or their Affiliates has a business relationship relative to the Business that is material to the Business, taken as a whole (other than customers of the Business), or with respect to any of the top ten (10) customers of the Business based on 1994 sales, no such customer has given notice of any intention to cancel or otherwise terminate such business relationship with Seller, Site, IOLAB or their Affiliates.

     3.27 PRODUCTS LIABILITY. Except as set forth on Schedule 3.27 or included in the Business' product complaint files and medical device reports previously made available to Buyer (which files Sellers represent are complete in all material respects), there is no material action, suit, claim, inquiry, proceeding or investigation by or before any court, governmental agency or arbitrator pending or, to the knowledge of Sellers, threatened against or involving any of Seller, Site or IOLAB or to Sellers' knowledge, any of their Affiliates relating to any product alleged to have been manufactured by or for or sold by Seller, IOLAB, Site or to Sellers' knowledge, any of their Affiliates as part of the Business and alleged to have been defective or improperly designed or manufactured, nor, to the knowledge of Sellers, is there any valid basis for any such action, suit, claim, inquiry, proceeding or investigation.



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

     3.28  FDA AND RELATED MATTERS.  (a) Except as set forth on
Schedule 3.28(a), Seller, IOLAB, Site or OMJ has filed with the United States Food and Drug Administration (the "FDA") all Investigational Device Exemptions for products of the Business currently under study ("IDEs"), Premarket Approval Applications ("PMAs") and Premarket Notifications - 510(k) ("510(k)s"), and have obtained such approvals, exceptions and other similar Permits, required in connection with the operation of the Domestic Business as currently conducted (including, without limitation, Permits regulating the safety, effectiveness, sale, distribution or marketing of each of the products of the Domestic Business currently being sold by Sellers and IOLAB). Sellers have made such approvals, exceptions and other similar Permits available to Buyer and have also made available to Buyer for its inspection the following: (i) documentation concerning product recalls or withdrawals pertaining to the Business since January 1, 1994 (including those which may be pending or, to Sellers' knowledge, threatened), whether or not required by the FDA; (ii) documentation concerning facilities inspections of the facilities located on the Real Property or OMJ's facilities located in Puerto Rico conducted by the FDA since January 1, 1993 that resulted in observations noted on Form 483 (to the extent such observations pertaining to OMJ's facilities relate to, or have a material adverse effect on, the Business); and (iii) other official and formal filings with the FDA, whether pending or approved, with respect to the Business' products currently marketed and/or the Business' products currently in development. All such information provided to Buyer is, to Sellers' knowledge, true, complete and correct in all material respects. Except as set forth on Schedule 3.28(a), Sellers, IOLAB and OMJ (to the extent related to the Domestic Business) are in compliance in all material respects with all requirements of the Federal Food Drug and Cosmetic Act, as amended ("FDC Act"), and all applicable regulations promulgated thereunder with respect to Seller's, Site's IOLAB's or OMJ's filing and obtaining of approval or effectiveness of IDEs, PMAs and 510(k)s relating to products currently marketed by the Business.
Except as set forth in Schedule 3.28(a), all postapproval undertakings, agreements or commitments made by Sellers and IOLAB and OMJ (to the extent related to the Domestic Business) with respect to all applicable Permits have been performed in a timely manner and, as required, discharged in all material respects in accordance with their respective terms. In the United States, all products of the Business not covered by IDEs, PMAs or 510(k)s are being lawfully investigated or marketed pursuant to an exemption from the requirements of the FDC Act and conform in all material respects to the conditions of such exemptions. Except as disclosed in writing by Sellers to Buyer or set forth in
Schedule 3.28(a), there are no material unfulfilled outstanding agreements with or commitments to the FDA of any kind or character with respect to any product of the Business; there are no material adverse regulatory actions by the FDA or other governmental agencies pending or, to Sellers' knowledge, threatened with respect to any product of the Business; and Sellers do not have any knowledge or information with respect to the initiation, pendency or threat by the FDA or other governmental agencies of any material adverse regulatory action affecting any of the products of the Business or the operations currently conducted at the Real Property or at OMJ's facility (which relate to the Business) located in Puerto Rico. Except as disclosed in writing by Sellers to Buyer or as set forth in Schedule 3.28(a), neither Seller, Site IOLAB, or OMJ has, since January 1, 1993, received notice from any governmental agency of any action, suit, investigation, or proceeding alleging, or a court order determining, that the Business or any of Seller, Site or IOLAB is in violation of the FDC Act or has illegally or improperly distributed or sold products, or otherwise restricting distribution or sale of products of the Business by Sellers or IOLAB. Except as set forth in Schedule 3.28(a), neither Sellers, IOLAB or OMJ have received notice, formal or informal, to the effect that the FDA or other governmental agency, is contemplating the withdrawal, suspension or cancellation of any approval, or the requiring of substantial changes to labeling, for any product of the Business. The Real Property and OMJ's facilities (which relate to the Business) located in Puerto Rico have been operated and the products of the Business that have been produced at the Real Property or at OMJ's facilities, have been produced, in all material respects, in accordance with Good Manufacturing Practices ("GMPs") within the meaning of applicable FDA, state and local regulations.

          (b) Except as set forth in Schedule 3.28(b), no person other than Sellers, IOLAB or OMJ have any rights in or to the IDEs, PMAs or 510(k)s which relate to the Business. To the extent that any Person does hold such rights, Sellers agree to reasonably assist Buyer in identifying such Persons and in securing such rights for Buyer.

          (c) Except as set forth in Schedule 3.28(c), the marketing and promotional activities conducted by Sellers, IOLAB and their Affiliates in connection with the Business have been conducted in compliance with the Anti-Kickback Statute (Social Security Act Section 1129B codified at 42 U.S.C. Sections 1320(a)-7b).

          (d) Except as set forth in Schedule 3.28(d), all of the labels used in the Business are in compliance in all material respects with all applicable requirements of the FDC Act as well as all similar applicable requirements of any government agency.

     3.29 REPRESENTATIONS COMPLETE. None of the representations and warranties made by Sellers herein, nor any statement made in any Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Documents required to be delivered to Buyer pursuant to this Agreement are, in all material respects, true and complete copies of what they purport to be.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

     4.01 BUYER'S ORGANIZATION; POWER; EXECUTION. (a) Each of Buyer and its Affiliates which is a party to any Ancillary Agreement is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which each is a party.

          (b) The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby by Buyer and its Affiliates that are parties thereto have been duly authorized by all necessary corporate action on the part of the Buyer and such Affiliate, and this Agreement has been, and each Ancillary Agreement shall be as of the Closing Date, duly executed and delivered by a duly authorized officer of Buyer and such Affiliates and constitutes with respect to the Agreement, and shall constitute as of the Closing Date with respect to each Ancillary Agreement, a valid and legally binding obligation of Buyer and such Affiliates in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditor's rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     4.02 CONFLICTS; GOVERNMENTAL CONSENTS AND APPROVALS; NO VIOLATION OR DEFAULT. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer or its Affiliates that are parties thereto nor the consummation by Buyer or such Affiliates of the transactions contemplated hereby or thereby nor compliance by Buyer with any of the provisions hereof shall: (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-laws or other charter documents of Buyer or such Affiliates;
(b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) any applicable E.E.A. member states' antitrust approvals, (ii) filings in connection with applicable securities laws, or (iii) any such consent, approval, authorization or permit required to be obtained by Sellers or filing or notification required to be made by Sellers in order to transfer title to the Assets, the IOLAB Assets or the IOLAB Shares; or (c) to the Buyer's knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or such Affiliates.

     4.03  LITIGATION.  Except for the matters referenced in clause (b)(i) of
Section 4.02 above, there are no actions, suits, proceedings, claims or investigations pending or, to Buyer's knowledge, threatened concerning Buyer or any of its Affiliates with respect to the transactions contemplated hereby.

     4.04 INVESTMENT. Buyer is acquiring the IOLAB Shares for its own account for investment and not with a view to, or in connection with, a distribution thereof. Buyer acknowledges that the IOLAB Shares are not registered under the Securities Act of 1933, as amended, or under any state securities laws and that the IOLAB Shares may not be transferred or sold except pursuant to the registration provisions of such Act or any other applicable securities laws or pursuant to an applicable exemption therefrom.

     4.05 NO BROKERS OR FINDERS. Buyer has not employed any broker, finder, agent or similar intermediary, or incurred any liability for any brokerage or finder's fees or commissions or similar payments, in connection with this Agreement or any of the transactions contemplated hereby.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

     5.01 BUYER'S CONDITIONS. All of the obligations of Buyer hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions:

          (a) PERFORMANCE; CERTIFICATE. All representations and warranties made by Seller and Site in this Agreement shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of said time (except to the extent, if any, Buyer shall have waived the same in writing); Seller and Site shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Seller and Site at or before the Closing;

and Buyer shall have received a certificate of an officer of each of Seller and Site dated the Closing Date, certifying to such effect.

          (b) OTHER DOCUMENTS. Sellers shall have delivered to Buyer duly executed copies of each of the Ancillary Agreements and a bill of sale for all of the personal property included in the Assets. Sellers shall have also delivered all other documents reasonably necessary in order to complete any and all transfers and assignments provided for in this Agreement and to convey to Buyer such title to the Assets and the IOLAB Shares as Sellers are required hereunder to convey. Such documents shall include, in a form reasonably acceptable to Buyer, the resignations of each member of the Board of Directors of IOLAB and of those officers of IOLAB as are requested by Buyer prior to the Closing.

          (c) TITLE INSURANCE. Buyer shall have received from a title company acceptable to Buyer (the "Title Insurance Company") standard ALTA Form B owner's title insurance policies or date-down endorsements to title insurance policies with respect to the Real Property. Each such policy or date-down endorsement shall be accompanied by copies of all documents referenced as exceptions to title and shall insure title to the Real Property subject only to Permitted Encumbrances. Seller agrees to cause IOLAB to execute such reasonable affidavits and other documents, consistent with local practice, as are necessary to induce the Title Insurance Company to issue the policies and endorsements in the manner set forth above. All costs in connection with the issuance of such policies, including without limitation premiums, title search charges, surveys and out-of-pocket expenses shall be borne fully by Buyer. Buyer will take reasonable steps to obtain the title policies and Seller will cause IOLAB to reasonably cooperate with Buyer in obtaining the title policies.

          (d) NO INJUNCTIONS; NO ACTIONS. (i) There shall not be in effect any order, decree or judgment of any court or governmental body having competent jurisdiction that prohibits or delays consummation of the transactions contemplated by this Agreement; and (ii) no action or proceeding shall have been instituted or threatened by any Person, and at what would otherwise have been the Closing Date, remains pending or threatened, that has a reasonable probability of resulting in (A) the obtaining of material damages from Buyer or its Affiliates for which Buyer or its Affiliates are not indemnified by Sellers pursuant to Article X hereof; or (B) an order, judgment or decree prohibiting, delaying or rendering unlawful the consummation of the transactions contemplated by this Agreement.

          (e) NO MATERIAL ADVERSE EFFECT. During the period from the date hereof to the Closing, there shall not have been any event which had or would reasonably be expected to have a material adverse effect on the Business, taken as a whole.

     5.02 SELLERS' CONDITIONS. All of the obligations of Sellers hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions:

          (a) PERFORMANCE; CERTIFICATE. All representations and warranties made by Buyer in this Agreement shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of said time (except to the extent, if any, Sellers shall have waived the same in writing); Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or before the Closing; and Sellers shall have received a certificate of an officer of Buyer dated the Closing Date, certifying to such effect.

          (b)  PURCHASE PRICE.  Seller shall have received the Purchase Price.

          (c) OTHER DOCUMENTS. Buyer shall have duly executed and delivered to Sellers each of the Ancillary Agreements and an assumption of liabilities with respect to the Assumed Liabilities.

          (d) NO INJUNCTIONS; NO ACTIONS. (i) There shall not be in effect any order, decree or judgment of any court or governmental body having competent jurisdiction that prohibits or delays consummation of the transactions contemplated by this Agreement; and (ii) no action or proceeding shall have been instituted or threatened by any Person, and at what would otherwise have been the Closing Date, remains pending or threatened, that has a reasonable probability of resulting in (A) the obtaining of material damages from Sellers or its Affiliates for which Seller or its Affiliates are not indemnified by Buyer pursuant to Article X hereof; or (B) an order, judgment or decree prohibiting, delaying or rendering unlawful the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                              PRE-CLOSING COVENANTS

     Sellers covenant and agree with Buyer and Buyer covenants and agrees with Sellers that during the period from the date hereof to the Closing Date (or, with respect to a Foreign Jurisdiction, from the date hereof to the applicable Subsequent Transfer Date):

     6.01  CONDUCT OF BUSINESS.  Except as otherwise contemplated by Schedule
6.01 or permitted by this Agreement or consented to by Buyer in writing, Sellers and their Affiliates shall: (a) carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (other than after the Closing Date the Foreign Business in any Foreign Jurisdiction for which Sellers' and their Affiliates' obligations are set forth in Section 2.12(c) hereof); (b) not sell, assign, transfer, abandon or otherwise dispose of any portion of the IOLAB Shares or the Real Property or any material portion of the Assets or the IOLAB Assets, except for (i) Inventory (other than excess Inventory) in the ordinary course of business and (ii) that portion of the Excluded Assets and the Excluded Liabilities that Seller shall cause to be transferred from IOLAB to an Affiliate of Seller on the Closing Date but immediately prior to the transfer of the IOLAB Shares to Buyer as provided in Schedule 6.01 attached hereto; (c) perform all of their obligations (which they do not have reason to contest in good faith) under agreements affecting the Assets or the Business; (d) not mortgage, pledge or subject to any Lien other than Permitted Encumbrances any of the Assets, the IOLAB Assets or the IOLAB Shares; (e) not enter into any Material Contract with respect to the Business or amend or terminate any Material Contract or Permit without the written consent of an officer of Chiron Vision Corporation holding the position of Vice President or higher or (notwithstanding the foregoing) the oral consent of W. Link; and (f) maintain the books of account and records concerning the Business in the usual, regular and ordinary manner. Buyer hereby agrees not to hold Sellers or their Affiliates responsible for the results of any activities carried out or refrained from in accordance with any specific written instruction of an officer of Chiron Vision Corporation holding the position of Vice President or higher (or, with respect to Material Contracts, the oral consent of W. Link) during the period from the date hereof to the Closing Date (or with respect to any Foreign Jurisdictions, the applicable Subsequent Transfer Date).



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

     6.02 NOTICES. Sellers shall promptly notify Buyer of (a) any material adverse change in the Business taken as a whole or any matter which would render materially incorrect any representation made in Article III hereof; (b) any material governmental complaints, investigations or hearings as to the Business of which Sellers or IOLAB have been advised, or the institution of any material litigation, involving the Business; (c) any notice or other communication received by Sellers or IOLAB alleging the existence of any default or event which with notice or lapse of time or both would become a default under any Material Contract; or (d) any proposed Contract relative to the Business that is under consideration which, if entered into prior to the date hereof, would have been required to be set forth on Schedule 3.12. Buyer shall promptly notify Sellers of any material adverse change in the Business taken as a whole that it shall have become aware of any event which would reasonably be expected to have a material adverse effect on the Business, taken as a whole.

     6.03 NO SHOPPING. Seller will not and will not permit any of its Affiliates to accept, solicit or encourage (including by way of furnishing information concerning the Business, IOLAB Shares, IOLAB Assets or Assets or engaging in any discussions relative thereto) any acquisition by any Person other than Buyer of any of the Business, IOLAB Shares, IOLAB Assets, Assets, other assets, product lines, product names, intellectual property or know-how that are the subject of the transactions contemplated hereby, except as any of the foregoing activities relate to sales of products or other assets of the Business in the ordinary course of business.

     6.04 PUBLICITY. Neither Sellers nor Buyer will release, generate or permit any press release, public statement or other publicity concerning this Agreement or the transactions contemplated hereunder nor submit this Agreement or any document relating thereto to any governmental office or agency, without first consulting with and obtaining the written consent of the other party hereto, except as required by law or legal authorities.

     6.05 PERMITS AND LICENSES. Buyer shall use reasonable efforts (with the full cooperation of Seller) to contact appropriate governmental authorities and agencies and take all other steps reasonably necessary to (i) apply, prior to the Closing, for the issuance of new Permits containing substantially the same terms and conditions as the applicable Permit held by Seller, Site or IOLAB, with respect to any Permits that are not transferable with the Business to Buyer (either due to the cancellation of such Permits upon transfer of the IOLAB Shares to Buyer or such Permits' non-assignability to Buyer), and (ii) apply for the assignment to Buyer of any existing Permits of Seller or Site with respect to any Permits that are assignable.

     6.06 REAL ESTATE INVESTIGATIONS. Sellers have afforded and shall afford to Buyer and its agents, employees, contractors and other representatives reasonable access to the Real Property, upon reasonable notice, for the purposes of making boundary line and topographical surveys, conducting a Phase I environmental assessment and compliance audit and, in general, making tests, analyses and investigations of the Real Property and the improvements thereon; provided that such activities do not result in permanent damage and are conducted so as to minimize any inconvenience or disruption to the Business and other activities conducted on the Real Property or such improvements. Buyer shall promptly pay for and be solely responsible for all costs and expenses associated with such activities. Buyer shall indemnify Sellers and hold Sellers harmless (i) from any and all claims, demands and liabilities for the costs and expenses associated with such activities and (ii) against any and all liability arising from or relating to



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damage or injury to persons or property, real or personal, caused by such activities of Buyer and its agents, employees, contractors and other representatives. Copies of the Environmental Audit and surveys, audits, surveyor's drawings and soil test results which Buyer may obtain by virtue of this authorization shall be delivered to Seller at no cost to Seller promptly after Buyer receives such items. Until the Closing, if any, any information gathered by or for Buyer in connection with the Real Property shall be subject to the confidentiality provisions set forth in Section 11.19.

     6.07 TRANSITION MATTERS. Except as otherwise provided in the Post-Closing Support Services Agreement, during the period from the date hereof to Closing, Buyer shall diligently arrange for third parties to provide or shall develop the capacity on its own to provide support services and functions for the Business and the Continuing Employees as of the Closing Date, including, without limitation, compensation and benefits administration and services.

     6.08 SUPPLEMENTS TO DISCLOSURE SCHEDULES. Sellers shall supplement or amend the Disclosure Schedules referred to in this Agreement, in a timely manner, with respect to any matter arising prior to the Closing and after the date hereof which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a Disclosure Schedule or which is necessary to correct any material information in a Disclosure Schedule or any representation and warranty of Sellers which has been rendered materially inaccurate thereby. No later than three (3) Business Days before the Closing Date, Sellers will provide to Buyer with any new, updated or supplemental Disclosure Schedules, as required. Notwithstanding any amendment to the Disclosure Schedules pursuant to this Section, Buyer expressly retains the right to terminate this Agreement in accordance with Section 9.02 hereof.



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     6.09  COOPERATION AND ACTION.  Subject to the terms and conditions of this
Agreement, the Parties shall take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and shall cooperate as reason and commercial prudence dictate in order to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all material consents necessary for the transactions contemplated by this Agreement.

     6.10 MAINTENANCE OF BUSINESS. From the date hereof until the Closing, and subject to Section 6.01 of this Agreement, Sellers shall use reasonable efforts to carry on and preserve the business of the Business, the goodwill of the Business and the relationships of customers, suppliers, Employees and agents with the Business in substantially the same manner as have been carried on or preserved immediately prior to the date hereof; PROVIDED, HOWEVER, that Sellers shall have no obligation to take any remedial or other action in connection with any damage to the Business, the goodwill of the Business or such relationships that may arise from the public or other announcements of the existence of this Agreement or the consummation of the transactions that are contemplated hereunder or under the Ancillary Agreements.

     6.11 ACCESS TO INFORMATION. Sellers shall give Buyer and its accountants, legal counsel and other representatives reasonable access for the sole purpose of allowing Buyer to successfully transition the Business, during normal business hours and without undue interruption of the Business throughout the period prior to the Closing, to all of the properties, books, and records and Contracts relating to the Business, and will furnish Buyer, its accountants, legal counsel and other representatives during such period all such information concerning the affairs of the Business as Buyer may reasonably request. In this regard and during this period Buyer



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shall be given access to the 91Z Documents and all books and records relating to the Domestic Business and Foreign Business as to which Buyer is not acquiring title hereunder (such books and records, the "Excluded Records"). If Buyer reasonably determines that (i) Buyer is legally required to retain any of the Excluded Records (or copies thereof) or (ii) that the Excluded Records are integral to Buyer's operation of the Domestic Business after the Closing, then Buyer and Sellers will work out mutually agreeable procedures with respect to such Excluded Records. Pending the Closing, Buyer will hold in confidence and use all information so obtained in accordance with the terms set forth in
Section 11.19.

     6.12 DISPOSAL OF HAZARDOUS SUBSTANCES; TESTING AND REPAIR. Prior to the Closing Date, Seller, at its expense, shall lawfully dispose of all radioactive materials and radioactive wastes stored on the Real Property and shall use its reasonable efforts to lawfully dispose of all chemical materials and chemical waste unrelated to the Business. In the event all chemical materials and chemical waste stored on the Real Property unrelated to the Business are not lawfully disposed of prior to the Closing Date, Sellers shall reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer or its Affiliates during the six (6) month period following the Closing Date related to the storage, handling, and disposal of such materials and waste. Prior to the Closing Date, Seller shall also complete the sewer pipe testing and soil sampling on and under the Real Property in accordance with the recommendations set forth in IOLAB's internal audit documentation and to Buyer's reasonable satisfaction. Upon completion of such testing and sampling, Sellers shall provide to Buyer, promptly upon Seller's receipt thereof, copies of any written reports or other documentation received by Sellers in connection therewith. If such testing and sampling reasonably indicates the need for resultant repair or



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replacement of the sewer system or any remediation resulting from leaks or seepage from the sewer pipe, Seller shall complete the same to Buyer's reasonable satisfaction.

     6.13 AUDIT OF THE BUSINESS. (a) Buyer desires that an audit (the "Audit") of the books and records and financial statements of the Business be performed, and acknowledges that such Audit may be necessary in order to enable Buyer to comply with federal securities laws and regulations. Buyer shall have sole responsibility for all Audit costs and expenses of Coopers & Lybrand, the independent accountants that which have been retained by Seller to perform such Audit.

          (b) From and after the date hereof (and after the Closing Date, if required with respect to the Audit), Sellers shall, and shall cause their Affiliates to, cooperate with all reasonable requests of Coopers & Lybrand in connection with the Audit. In connection therewith, Sellers and their Affiliates shall make available to Coopers & Lybrand all of the books and records of Sellers and their Affiliates as may be needed in connection with the Audit and shall provide sufficient internal personnel and resources to support Coopers & Lybrand's efforts to complete the Audit prior to the Closing Date.

          (c) In addition, the Parties hereby acknowledge and agree that (i) there shall be no adjustment to the Purchase Price and (ii) the Parties' obligation to close this transaction shall not be affected as a result of any facts or circumstances of which Buyer would otherwise have no knowledge that were uncovered by the Audit. Notwithstanding this Section 6.13(c), the foregoing shall not affect any right of Buyer to indemnification with respect to any breach of any representation or warranty of Sellers made herein, or any matter for which Sellers have agreed



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to indemnify Buyer, or any matter for which Sellers have agreed to assume responsibility as set forth herein.

                                   ARTICLE VII

                             POST-CLOSING COVENANTS

     Sellers covenant and agree with Buyer and Buyer covenants and agrees with Sellers that on and after the Closing Date:

     7.01  USE OF SELLER'S NAME AND TRADEMARKS.

          (a) Buyer covenants that nothing in this Agreement or the Ancillary Agreements, except as hereinafter set forth in paragraph (b) below, shall grant Buyer or any of its Affiliates the right to use in any manner any trademark, service mark or trade name (collectively, the "Excluded Trademarks") of Seller or any of its Affiliates (other than the Trademarks transferred to Buyer pursuant to this Agreement), including, without limitation, the name "Johnson & Johnson" or "J&J" or any derivative or similar name.

          (b) Seller hereby grants to Buyer permission (i) to use the Excluded Trademarks on promotional materials in existence on the Closing Date that display the Excluded Trademarks; and (ii) after the Closing Date, Buyer shall be permitted to market, sell and distribute all products of the Business displaying the Excluded Trademarks, and may use all labels, containers, and other printed material or matter bearing the Excluded Trademarks that are either owned by IOLAB or included in the Assets and used by Buyer in connection with the Business. Buyer shall not reprint or make anew any promotional materials displaying the Excluded Trademarks.



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Sellers and Buyer acknowledge that after expiration of the 6-month period following the Closing, products of the Business displaying or utilizing such Excluded Trademarks may continue to be sold in commerce, but Buyer shall not be permitted to produce additional products of the Business displaying or utilizing such Excluded Trademarks. Buyer and its Affiliates hereby agree to indemnify Seller and its Affiliates from and against any and all Damages incurred in connection with, or deficiencies resulting from, such permitted use by Buyer or its Affiliates of the Excluded Trademarks to the extent (x) such use was inconsistent with the practices of the Business conducted on or prior to the Closing Date or (y) such use by Buyer is unlawful as a result of a change of law after the Closing Date or the change in ownership of IOLAB contemplated by the transaction hereby.

          (c) Sellers shall provide to Buyer the necessary information and original registration certificates and for a period of up to three (3) years following the Closing Date shall execute the necessary documents provided by Buyer to effect and perfect the transfer of the registrations of the Trademarks. After such three (3)-year period, Sellers shall have no further obligation hereunder.

     7.02 BOOKS AND RECORDS; AVAILABILITY OF PERSONNEL. (a) Notwithstanding any provision in this Agreement to the contrary, as of the Closing (i) Buyer shall assume possession of all books and records of IOLAB (other than the 91Z Documents) and all other books and records related to the Domestic Business that are not owned by IOLAB to the extent included as an Asset in Exhibit A hereto and (ii) Seller's Affiliates shall retain possession of all books and records related to the Foreign Business; provided that Buyer shall be entitled to possession (upon reasonable advance written notice to Seller of its intention to assume possession thereof) to all



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books and records relating exclusively to the Foreign Business to the extent included as an Asset in Exhibit A hereto. Each Party shall, on the request of the other Party, make available to such other Party from time to time on a reasonable basis records and other documents relating to the Business and to periods prior to the Closing Date, subject to the document retention policies of such Party. Such records and other documents shall be held by the party in possession of such documents as required by applicable law and copies shall be delivered to the other Party upon such other Party's reasonable request at any time and at such other Party's out-of-pocket expense. Buyer shall cause IOLAB to comply in all respects with its obligations under Section 2.4 (Documentary Assets) of the CIBA Agreement (a copy of which has been provided to Buyer prior to the date hereof) with respect to "Shared Documents" and "Retained Records" (each as defined therein) to the extent the Shared Documents and Retained Records are delivered to Buyer on or before the Closing Date.

          (b) From and after the Closing Date, at either Party's reasonable request, the other Party shall make, in the case of Buyer any of the Continuing Employees then employed by Buyer or its Affiliates and, in the case of Sellers, any of their then current employees who at one time dedicated substantially all of their working time to the Business, available to the requesting Party during normal business hours in such a manner that does not unreasonably interfere with the normal duties and responsibilities of such employees, in connection with any matter for which a Party is seeking indemnification under this Agreement and/or any litigation, governmental investigation and like matter related to the Business; provided, however, that the requesting Party shall reimburse the responding Party for the reasonable out-of-pocket costs thereof.



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     7.03  INSURANCE.  As of the Closing Date the coverage under all insurance policies of Sellers and their Affiliates related to the Business shall continue in force only for the benefit of Seller and its Affiliates, and not for the benefit of Buyer or the Business, except to the extent that such policies cover losses or claims for which Seller does not fully indemnify Buyer hereunder. Buyer or its Affiliates shall have the right to make claims or otherwise pursue the rights of IOLAB under any insurance policies issued by Unaffiliated Insurance Carriers (as defined below) relating to the Business on or before the Closing Date (collectively, the "Pre-Closing Insurance Policies") for losses or claims for which Buyer and its Affiliates are not fully indemnified by Sellers hereunder. For purposes of this Agreement, "Unaffiliated Insurance Carriers" shall mean any insurance carrier of which Seller owns thirty-five percent (35%) or less of the equity as of the Closing Date. As of the Closing Date Buyer agrees to arrange for its own insurance policies with respect to the Business covering all periods subsequent to the Closing Date and, except as provided above, agrees not to seek, through any means, to benefit from any of Sellers or its Affiliates' insurance policies which may provide coverage for claims relating in any way to the Business on or prior to the Closing Date.

     7.04 PAYMENTS FROM THIRD PARTIES. In the event that, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the Party receiving such funds shall promptly forward such funds to the proper Party.

     7.05 MUNICIPAL IMPROVEMENTS TO THE REAL PROPERTY. Buyer shall pay all assessments against any of the Real Property or any part thereof arising after the Closing Date for municipal improvements or other work, construction of which shall be commenced or completed after the



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Closing Date (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify Sellers and hold Sellers harmless from any Damages arising therefrom in accordance with Article X hereof.

     7.06 PRE-CLOSING RECEIVABLES; RETURNS. (a) As set forth in Exhibit C hereto, the Pre-Closing Receivables are Excluded Assets, and shall remain the property of Sellers. Buyer shall use reasonable efforts to pay over to Sellers, on a monthly basis, all payments received by Buyer in connection with Pre-Closing Receivables, accompanied by an accounting therefor. Seller shall be permitted to audit Buyer's books, at Sellers' expense and not more than once per calendar quarter, in order to confirm the accuracy of the amounts paid over by Buyer to Seller in accordance with this clause (a). Buyer shall have no obligation to assist in the collection of Pre-Closing Receivables.

          (b) As of the Closing Date, Seller shall pay to Buyer $750,000 (which amount reflects both Parties' estimate of product returns after the Closing Date for sales of products of the Business made on or prior to the Closing Date). Sellers will be responsible for processing and paying all claims for product returns physically received by Sellers on or before the Closing Date (or with respect to a Foreign Jurisdiction, the applicable Subsequent Transfer Date). Buyer will be responsible for processing and paying all claims for product returns received after the Closing Date (or with respect to a Foreign Jurisdiction, the applicable Subsequent Transfer Date). In the event Buyer grants a customer of the Business a credit for a product return received after the Closing Date (or with respect to a Foreign Jurisdiction, the applicable Subsequent Transfer Date) and Buyer notifies Seller or Seller otherwise becomes aware that such customer desires to apply such credit against such customer's obligations under a Pre-Closing



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Receivable, Seller shall immediately reduce such customer's obligations under such Pre-Closing Receivable and notify such customer (with a copy to Buyer) of such reduction and Buyer shall pay to Seller an amount equal to such reduction within 30 days of receipt of such notice. This Section 7.06(b) represents the Parties' full settlement of each Party's obligations with respect to product warranties and returns related to the Business. The obligations of Sellers with respect to the matters set forth in this Section 7.06(b) shall be deemed to be fully satisfied, and no indemnification pursuant to Article X hereof or otherwise shall be due from Sellers or available to Buyer with respect to product warranties and returns. Notwithstanding the foregoing, this Section 7.06(b) shall not be construed to reduce any indemnification obligation of Sellers for product liability claims or other matters (other than claims under product warranties or for product returns) under Article X or any of Sellers' obligations under Sections 7.13 and 7.14.

     7.07 FURTHER ASSURANCES. Buyer and Sellers shall each, from time to time after the Closing, at the request of the other and without further consideration, execute and deliver such further documents and instruments of assignment, transfer, license or assumption and take such further action as the other may reasonably request in order more effectively to transfer, reduce to possession and record title to any of the Assets, the IOLAB Assets or the IOLAB Shares to permit Buyer to operate the Business or to implement the assumption of the Assumed Liabilities, including, without limitation, with respect to any opinions of counsel opining as to the validity of the Intellectual Property or as to the assertion of any third party's intellectual property rights against the Business, to assist Buyer to have such opinions issued to Buyer if Buyer so elects. All out-of-pocket expenses involved in compliance with this Section shall be promptly reimbursed by the requesting Party to the other Party.



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     7.08  NON-COMPETITION COVENANT OF SELLERS.  Sellers agree that they shall not, and shall cause their Affiliates not to, for a period of three (3) years from and after the Closing Date (the "Restricted Period") compete in any market with Buyer or its Affiliates in the business of manufacturing, distributing, or selling (a) intraocular lenses, (b) hyaluronic acid viscoelastics for use in ophthalmic surgery and (c) ophthalmic surgical equipment that competes with the Site Product Line (collectively, the "Restricted Business"); PROVIDED, HOWEVER, that the foregoing shall not be deemed to prohibit Sellers or any Affiliate thereof from (i) owning or acquiring the securities or assets of any Person where the business or activity of such Person in the Restricted Business does not exceed twenty percent (20%) of the business of such Person (based on revenues during the twelve-month period preceding such acquisition or during any consecutive twelve (12)-month period after such acquisition that is within the Restricted Period), it being understood that if Sellers or such Affiliate should own or acquire a Person where the business or activity of such Person exceed such limits, as of or subsequent to such acquisition during the Restricted Period, Sellers or such Affiliate shall have the obligation to initiate action within three (3) months after its acquisition or date of non-compliance subsequent to its acquisition, as the case may be, to dispose of, or otherwise relinquish control of, such competing business and to dispose of such business within twelve (12) months after such acquisition or date of noncompliance, or
(ii) owning or acquiring up to fifteen percent (15%) of the outstanding voting securities or other equity interests of any Person that has revenues in the Restricted Business that exceed the limits set forth in clause (i) above.



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     7.09  TAX MATTERS.

          (a) TAX RETURNS: Seller shall file or cause to be filed when due all Returns with respect to IOLAB for taxable periods ending on or prior to the Closing Date. Buyer shall file or cause to be filed when due all other Returns with respect to IOLAB after the Closing Date.

          (b) TAXES: Seller will pay or cause to be paid and shall indemnify and hold Buyer harmless from and against any and all Taxes with respect to IOLAB arising or attributable to any taxable period (or that portion of any taxable period) occurring on or prior to the Closing Date. Buyer will pay or cause to be paid and shall indemnify and hold Sellers harmless from and against any and all Taxes with respect to IOLAB arising or attributable to any taxable period (or that portion of any taxable period) occurring after the Closing. Seller shall indemnify and hold Buyer harmless from any liability resulting solely from any Affiliate of IOLAB having been a member of a combined, consolidated or unitary group on or prior to the Closing Date, including tax liabilities arising from deferred intercompany transactions, if any.

          (c)  POST-CLOSING:

              (i) If, after the Closing, Buyer or its Affiliates (A) receive any refund, or (B) utilize the benefit of any over-payment of Taxes that were paid by IOLAB or any Affiliate (as determined at the time such Taxes were paid), for a taxable period ending on or prior to the Closing Date and that is an Excluded Asset and/or not reflected on the Pro Forma Balance Sheet (not including as a result of any carryback items for post-Closing Date periods) Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) received or utilized by Buyer or its Affiliates. Buyer agrees to notify Seller promptly of both the discovery



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     of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Buyer agrees to claim any such refund or to utilize any such overpayment and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment. Seller shall reimburse Buyer for its reasonable out-of-pocket costs incurred in seeking such refund. At Buyer's option, or when required by applicable law or regulation, Seller shall be responsible for collecting such refund, with Buyer cooperating to the extent necessary for Seller to collect such refund.

              (ii) Buyer and Seller agree to determine the amount of and allocate the total consideration transferred by Buyer to Sellers pursuant to this Agreement in accordance with the fair market value of the IOLAB Shares, the Assets and the Assumed Liabilities transferred. Sellers and Buyer agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Internal Revenue Code.

              (iii) If Seller may be liable for any portion of the Tax payable in connection with any Return of IOLAB to be filed by Buyer, Buyer shall cause such Return to be prepared (A) by the same party or parties who customarily have prepared the Returns filed in prior taxable periods, provided that Buyer shall have the option at its own expense to engage another party to prepare returns customarily prepared by an employee or consultant of the Seller, and (B) on a basis which is consistent with such previously filed Returns and in accordance with past practice.



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          (d)  COOPERATION:  After the Closing Date, Buyer and IOLAB, on the one
hand, and Seller, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of the Foreign Business for all periods prior to or including the Closing Date or the Subsequent Transfer Date, as applicable, and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. In furtherance of the foregoing, Buyer shall provide to Seller (i) copies of Tax receipts for Taxes paid for IOLAB's taxable year which includes the Closing Date, (ii) information on IOLAB's pre-Closing taxable income for filing Returns in 1995 and (iii) notice of post-Closing adjustments to (A) foreign Taxes for income of any period prior to Closing and (B) year of sale earnings and profits. Buyer shall also agree to allow IOLAB to join in signing any appropriate elections in the 1995 Returns for Seller, as long as such actions would not be adverse to the interests of Buyer, and Seller agrees to indemnify Buyer for any liability arising therefrom. Buyer also agrees that it shall not make any election that would reasonably be expected to be adverse to Sellers or their Affiliates without the prior written consent of Seller. However, nothing in the foregoing sentence shall prevent Buyer from complying with any tax law with which it reasonably believes it is obligated to comply as a result of the conduct of the Business activities after the Closing Date.

          (e) TAX AUDIT: Seller shall have the right, at its own expense, to control any audit or examination by any taxing authority, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes with respect to IOLAB for any taxable period ending on or before the Closing Date. Buyer shall have the right, at its own expense, to control any other Tax audit,



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initiate any other claim for refund, contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any other Taxes with respect to IOLAB.

          (f) SECTION 338 ELECTION: Seller agrees, at Buyer's request, to join in the making of an election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and any corresponding elections under state laws.

     7.10  CERTAIN RIGHTS UNDER THE CIBA AGREEMENT.

          (a) The CIBA Agreement provides that a condition to Buyer assuming IOLAB's rights under Section 9.3 of the CIBA Agreement (a copy of which Section is attached as Schedule 7.10) shall be Buyer assuming IOLAB's obligation under such Section. Effective upon Closing, Buyer hereby assumes IOLAB's obligation under Section 9.3 of the CIBA Agreement.

          (b) Notwithstanding Section 17.1 of the CIBA Agreement, Buyer shall have the right to negotiate and agree with CIBA Vision Corporation as to any amendment, waiver or other action exclusively relating to IOLAB's rights and obligations under Sections 2.4, 9.3 and 10.4 of the CIBA Agreement without notice or consent of Seller and Seller shall have no right without Buyer's prior written consent to act as IOLAB's representative or agent with respect to such matters. Seller agrees to cooperate with Buyer in obtaining the agreement of CIBA Vision Corporation to release IOLAB from its obligations under the CIBA Agreement other than Sections 2.4, 9.3 and 10.4 to the extent such obligations would pertain to IOLAB.

     7.11 LIVINGSTON FACILITY. If Buyer terminates the Livingston Production Services Agreement within one (1) year after the Closing Date, Buyer shall not be responsible for the Excluded Livingston Liabilities and such liabilities shall be assumed by Seller as of the Closing



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Date; provided that if Buyer does not terminate the Livingston Production
Services Agreement on or before the first anniversary of the Closing Date, the Excluded Livingston Liabilities shall be deemed an Assumed Liability.

     7.12 SELLERS' DESIGNATED EMPLOYEE. In order to facilitate the transition of the Business to Buyer, Buyer shall provide to Sellers' designated employee at no expense to Seller or Sellers' designated employee for a period of up to four months after the Closing Date adequate office space, office furniture and fixtures, a personal computer and printer as well as office supplies.

     7.13 PRODUCT INTERRUPTIONS. (a) Sellers shall pay to Buyer the Interruption Damages (as defined below), upon written notification by Buyer of any Product Interruption (as defined below).

          (b) For purposes of this Section 7.13:

              (1) "Covered Products" shall mean any or all of the following items, or any portion or component thereof, which are associated with the PHACO emulsification product line marketed and sold (or held for sale) by the Business: (i) diaphragmatic cassette; (ii) peristaltic system; and
     (iii) CD module. Any product that would otherwise be treated as a Covered Product shall not be included in the foregoing if (x) the 510(k) submitted to the FDA and pending approval as of the date hereof with respect to such product is approved by the FDA, or (y) such product is materially modified by Buyer, either by design or by manufacture, from the specifications therefor as reflected in any 510(k) or similar regulatory filing submitted on or prior to the Closing Date to the FDA or any applicable agency, which pertains to such product. For purposes of the foregoing,



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     a modification of a product shall be deemed "material" if that modification was the principal cause of the Product Interruption.

              (2) "Interruption Damages" shall mean (i) all "out-of-pocket" costs and expenses of administering the withdrawal, removal or recall incurred by Buyer or its Affiliates with respect to each Product Interruption; (ii) all expenses associated with product replacements or customer credits; and (iii) an amount equal to fifty percent (50%) of the 1994 worldwide revenues (or, if the Product Interruption occurs only in one or more Foreign Jurisdictions and not in the United States, then the product revenues attributable to such Foreign Jurisdictions) received by Sellers, Site, IOLAB and their Affiliates with respect to any Covered Product that is or becomes the subject of a Product Interruption, which amounts shall be multiplied by a fraction, the numerator of which is the number of days that the Product Interruption continues (but in no event greater than 365 days) and the denominator of which is 365 days. A Product Interruption shall be deemed to continue with respect to a Covered Product until a date that is thirty (30) days following the date of receipt of FDA or applicable agency approval such that the Covered Product, or Buyer's substitute product therefor, may be lawfully introduced or reintroduced into the market in each jurisdiction in which a Product Interruption has occurred. Notwithstanding the foregoing, the Interruption Damages with respect to the CD Module shall be calculated as set forth above, except that the amount under subsection (ii) will not be 50% of 1994 revenues but will, instead, be fifty percent (50%) of $500,000 per year, pro rated for the appropriate number of days as set forth above.



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              (3) "Product Interruption" shall mean any withdrawal, removal or recall of any Covered Product from the marketplace due principally to a lack of adequate regulatory approvals for such Covered Product (e.g. 510(k) or similar regulatory filing) as required within twelve (12) months following the Closing Date by (i) the FDA, (ii) by similar agencies, as applicable, in each Foreign Jurisdiction, or (iii) Buyer in its reasonable anticipation of a requirement by the FDA or the applicable agency in a Foreign Jurisdiction to withdraw, remove or recall one or more of the Covered Products from the market in the United States or any Foreign Jurisdiction. Buyer shall reasonably consult with Seller prior to determining the appropriate response to any action pending or threatened by the FDA or the applicable agency and, if reasonably appropriate, shall permit Seller to participate in any conferences or discussions with the FDA or the applicable agency regarding the pending or threatened action. Prior to any withdrawal of a Covered Product that would constitute a Product Interruption, Buyer shall notify Seller in writing of its intention to withdraw such Covered Product.

          (c) The liability of Sellers hereunder shall arise only with respect to claims for which Buyer has delivered written notification on or before a date no more than thirty (30) days following the first anniversary of the Closing Date. The receipt of Interruption Damages under this Section 7.13 shall be the exclusive means by which Buyer may recover Damages against Sellers or their Affiliates for Product Interruptions with respect to the Covered Products.
Buyer should not be entitled to indemnification under Article X for amounts reimbursed under this Section 7.13.



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     7.14  NONCONFORMING INVENTORY.  For the purposes of this Agreement, the term "Nonconforming Inventory" shall mean any product that was manufactured or produced by or on behalf of Sellers, Site, IOLAB or any of their Affiliates (other than products that were manufactured or produced after the Closing Date by Buyer or its Affiliates) in a manner that did not conform, in design, manufacture, or labeling to the specifications of such product, or applicable law, in effect at the Closing Date. To the extent that Nonconforming Inventory is sold by, or included in the inventory of, the Business after the Closing Date in the United States, or after the applicable Subsequent Transfer Date in any Foreign Jurisdiction, Sellers shall pay to Buyer, upon written notification by Buyer, (i) all "out-of-pocket" costs and other expenses incurred by the Buyer and its Affiliates in administering a withdrawal, removal or recall from the market of any such Nonconforming Inventory, and (ii) all expenses associated with product replacements or customer credits for such Nonconforming Inventory. The liability of Sellers for Nonconforming Inventory hereunder shall arise only with respect to claims for which Buyer has delivered written notification on or before a date no more than thirty (30) days following the first anniversary of the Closing Date or the Subsequent Transfer Date (as the case may be). With respect to Nonconforming Inventory that is included in Buyer's inventory at the time a claim is made hereunder, Buyer will permit Seller to repair such Nonconforming Inventory if, in Buyer's reasonable judgment, repair instead of replacement will not cause additional risk to Buyer upon subsequent sale. Sellers shall indemnify Buyer for all Damages resulting from repairs performed by Seller or its agents (other than Buyer or its Affiliates). The receipt of payments under this Section 7.14 shall be the exclusive means by which Buyer may recover Damages against Sellers or their Affiliates for the withdrawal, removal or recall of



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Nonconforming Inventory from the market.  Buyer shall not be entitled to indemnification under Article X for amounts reimbursed under this Section 7.14. Notwithstanding the foregoing, this Section 7.14 shall not apply to products manufactured after the Closing Date pursuant to the Livingston Production Services Agreement.

     7.15 METAL HANDPIECE RETURN. Sellers shall reimburse Buyer for reasonable out-of-pocket costs and expenses related to the return of the metal CD Phaco handpiece to those customers which were the subject of the recall of such devices to the extent Sellers have not completed such returns by the Closing Date.

                                  ARTICLE VIII

                                    EMPLOYEES

     8.01 EMPLOYEES. Buyer intends to maintain after the Closing IOLAB's Claremont, California campus as a key business center for its ophthalmic surgical operations. After the Closing, Buyer shall provide the IOLAB Employees with comparable employment (as defined herein) or the severance benefits set forth in Sections 8.02(b) and 8.02(c). In addition, prior to the Closing, Buyer may offer, contingent upon the Closing, comparable employment to all Foreign Employees and Sellers shall make available and cause their Affiliates to make available to Buyer such Foreign Employees in connection with Buyer's efforts to hire such Foreign Employees. Buyer acknowledges that Sellers have not provided to Buyer any assurances that any Foreign Employee will accept Buyer's offer of employment. For the purposes of this Article, "comparable employment" for each Continuing Employee shall mean employment which



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has generally comparable duties and responsibilities (but not necessarily the same title or position) and the same or greater salary or wage as the employment which such Continuing Employee had immediately prior to the Closing. Prior to and after the Closing Date, Sellers and their Affiliates shall cooperate with Buyer by furnishing to Buyer information that is required with respect to Continuing Employees in connection with Buyer's organizational planning and will communicate Buyer's organizational plans to the Continuing Employees. In addition, Sellers shall allow Buyer reasonable access to all IOLAB Employees and Foreign Employees prior to the Closing.

     8.02 EMPLOYMENT TERMS. (a) Buyer expects to retain approximately seventy percent (70%) of the Continuing Employees for not less than an additional twelve
(12) months after the expiration of the first six-month period following the Closing Date. Other than the severance obligations set forth in Sections 8.02(b) and 8.02(c), Buyer shall not have any liability to Seller or any third party if it retains less than 70% of the Continuing Employees during such twelve
(12)-month period.

          (b) If, any Continuing Employee is terminated by Buyer during the twelve-month period following the Closing Buyer shall (i) furnish sixty (60) days' advance notice prior to such termination and (ii) provide separation pay to such Continuing Employee in an amount equal to at least three (3) weeks of base pay per year of such Continuing Employee's service, including service prior to the Closing to Seller or any current or former Affiliate thereof; PROVIDED, HOWEVER, that if Buyer is required by law in any Foreign Jurisdiction to provide more advance notice or separation pay than is required under clause (i) or (ii) above, Buyer shall comply with such law and PROVIDED FURTHER, that if Buyer fails to furnish such Continuing



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Employee at least sixty (60) days' advance notice prior to such termination such
Continuing Employee's separation pay will be increased by one day for each day such notice fell short of such sixty (60)-day requirement.

          (c) For purposes of Section 8.02(b) hereof, any IOLAB Employee that voluntarily terminates employment with Buyer (i) within twelve (12) months after the Closing Date due to the fact that the responsibilities of such employee's position would have required or in fact required such employee to work on other than an incidental basis at a site outside of Claremont, California, or (ii) within ninety (90) days after the Closing Date due to the fact that such employee's position was not "comparable employment" as defined in Section 8.01 above, shall be deemed to have been "terminated by Buyer" and shall be entitled to the notification and separation payments set forth in Section 8.02(b) hereof.

          (d) Notwithstanding the terms of this Section 8.02, Buyer shall not be obligated to maintain the organizational structure of the Business as in effect prior to the Closing Date.

     8.03 BENEFITS. Unless otherwise specified in this Article VIII, each Continuing Employee will be entitled to benefits under any employee benefit plans of Buyer generally made available to other employees of Buyer who are employed in similar categories of employment subject to Section 8.04. Buyer shall offer each such Continuing Employee the opportunity, immediately after the Closing Date, to participate in all such Buyer's employee benefit plans for which each such Continuing Employee would be eligible under the guidelines for such plans. For vesting and eligibility purposes under all of Buyer's employee benefit plans, all such Continuing Employees shall be given full credit for all service with Seller, Seller's Affiliates or Seller's former Affiliates on and prior to the Closing Date to the extent such service is



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recognized under Sellers' analogous employee benefit plans, provided that Buyer shall not be obligated to recognize such service for pension benefit accrual purposes. In addition to such recognition of all such prior service for purposes of vesting and eligibility, all such Continuing Employees shall be given credit for such prior service for purposes of (i) accrual of severance benefits and
(ii) accrual of vacation benefits. In addition to any vacation benefits provided by Buyer to the Continuing Employees pursuant to Buyer's own plans, Buyer shall grant each Continuing Employee a number of vacation days without pay equal to the number of vacation days that such Continuing Employee had accrued but unused as of the Closing Date and within ten Business Days after the Closing Date Sellers shall pay the Continuing Employees for such accrued but unused vacation days. Seller shall provide to Buyer prior to the Closing a list of the applicable starting service dates for each IOLAB Employee and all periods of service with Seller, Seller's Affiliates or Seller's former Affiliates, and Buyer shall be entitled to rely on such list for the purposes of determining periods of prior service under this Section 8.03.

     8.04 BENEFITS REQUIREMENTS. Buyer agrees that in complying with the benefit requirements set forth in this Article VIII (a) no pre-existing medical condition of any Continuing Employee or his or her eligible dependents shall cause Buyer to deny, delay or otherwise alter coverage under Buyer's benefit plans to any such person; unless such person was not covered under an analogous plan of Sellers on the Closing Date and would not qualify for coverage under Buyer's analogous plan; and (b) all expenses incurred by Continuing Employees in 1995 prior to the Closing Date for deductible amounts or maximum out-of-pocket amounts for 1995 under IOLAB's or Site's comprehensive medical/dental benefit plan will be applied



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towards and reduce, on a dollar-for-dollar basis, any such amounts under Buyer's analogous plan(s).

     8.05 SELLERS' OBLIGATIONS. (a) All Employees, including Continuing Employees who as of the Closing Date have vested rights or entitlement to benefits under any of the benefit plans of Sellers or their current or former Affiliates shall remain entitled to receive such benefits in accordance with the terms of such plans. Sellers and their current or former Affiliates remain responsible for death claims based on death occurring on or before the Closing Date and for medical and dental claims for services rendered to covered Employees and their eligible dependents on or before the Closing Date as well as any benefits available to and elected by Employees or their dependents under the extension of benefits provisions of Sellers' (and to the extent applicable, their current or former Affiliates') benefit plans.

          (b) It is understood and agreed that neither Buyer nor its Affiliates shall assume (i) any liability for pension plan benefits or under any employee benefit plan sponsored by Sellers (or any of their current or former Affiliates) which may be owing to any Employee as a result of his or her employment with Sellers (or any of their current or former Affiliates); (ii) any other obligation or liability of Sellers (or any of their current or former Affiliates) (A) to any present or former Employee of Sellers (or any of their current or former Affiliates) arising as a result of his employment with Sellers (or any of their current or former Affiliates), including, without limitation, compensation, vacation, severance or termination pay or (B) otherwise arising from Sellers' or their current or former Affiliates' employer-employee relationship with the Employees (including without limitation any liabilities or obligations related to any collective bargaining agreements, statutory indemnification provisions arising in a Foreign



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Jurisdiction or similar arrangements); (iii) any employee benefit-related liability that may be owed by Sellers or any current or former Affiliate of Sellers; or (iv) any liability or obligation to any Employee (other than a Continuing Employee) arising by operation of law as a result of the transactions contemplated hereby (collectively, the "Excluded Employee Liabilities"). It is understood and agreed that the Excluded Employee Liabilities are expressly assumed and retained by Sellers and their Affiliates. Notwithstanding the foregoing, Buyer acknowledges its obligations with respect to severance and vacation benefits to Continuing Employees expressly set forth in Sections 8.02(b), 8.02(c) and 8.03.

     8.06 DISABLED EMPLOYEES AND DEPENDENTS. Employees receiving (i) long-term disability benefits on the Closing Date or (ii) who are on short-term disability on the Closing Date and convert directly to long-term disability benefits (collectively, "Disabled Employees") shall not be the responsibility of Buyer after they become Disabled Employees but shall be the responsibility of Seller and shall, to the extent provided under the benefit plans of Sellers (and to the extent applicable, their Affiliates), remain the responsibility of Sellers until the end of their disability period. Eligible dependents of Employees who are entitled to receive such benefits shall remain the responsibility of Sellers. IOLAB Employees who are on short-term disability at the Closing Date and who do not convert directly to long-term disability but return to active employment shall be considered "Continuing Employees."

     8.07 POST-EMPLOYMENT MEDICAL BENEFITS. Upon termination of their employment with IOLAB (if such termination occurs during the twelve (12)-month period after the Closing Date), all Continuing Employees shall be entitled to any post-employment medical and dental coverage (in addition to that required under the Consolidated Omnibus Budget Reconciliation Act of 1985)



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generally made available to employees of Buyer under any of Buyer's U.S.
employee benefit plans. If no such plan is made generally available to Buyer's U.S. employees, then Buyer shall offer all such Continuing Employees, upon termination of their employment with IOLAB (if such termination occurs during the twelve (12)-month period after the Closing Date), continuation coverage as specified under the Consolidated Omnibus Budget Reconciliation Act of 1985 at no cost to such Continuing Employees; provided that Seller reimburses Buyer for all costs of providing such coverage promptly upon Buyer's demand.

     8.08 NO SOLICITATION OF CERTAIN EMPLOYEES. During the twenty-four (24)- month period following the Closing Date, Buyer shall not, without the prior written consent of Seller, directly or indirectly solicit for employment or hire any international support personnel of Seller or any Affiliate thereof other than the Employees.

     8.09  COMPLIANCE WITH WARN.  Buyer shall not, at any time prior to sixty
(60) days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment Retraining and Notification Act ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of IOLAB or the Business without complying fully with the requirements of WARN. In addition, Buyer hereby agrees to indemnify Sellers and to defend and hold Sellers and their Affiliates harmless from and against any and all Damages which Sellers or any Affiliate of Sellers may incur in connection with, any suit or claim of violation brought against Sellers or any Affiliate of Sellers under WARN for any actions taken by Buyer with regard to any facility, site of employment, operating unit or employee of IOLAB or the Business in accordance with Article X hereof.



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     8.10  LIMITATIONS.  Notwithstanding anything herein to the contrary, the term "generally made available", or words of similar import as used in this
Article VIII with respect to the employee benefit plans of Buyer shall mean the employee benefit plans of Buyer (as the same may be amended from time to time) that are generally made available to the employees of Buyer's ophthalmic business currently operated by Chiron Vision Corporation and shall not include any benefit plans that are made available to employees of other Affiliates of Buyer (including without limitation CIBA Corning Diagnostics).

                                   ARTICLE IX

                                   TERMINATION

     9.01 BOTH PARTIES. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Sellers and Buyer. In the event of termination of this Agreement pursuant to this Section 9.01, neither Party shall have any liability in respect of this Agreement or such termination, except to the extent a Party has willfully breached this Agreement.

     9.02  BUYER.  This Agreement may be terminated by Buyer by written notice:
(a) at any time prior to the Closing, if Sellers shall have failed to comply in any material respect with any of their covenants or agreements contained in this Agreement and such failure shall be continuing, or if any one or more of the representations or warranties of Sellers contained in this Agreement shall prove to have been inaccurate in any material respect when made; provided, however, that Buyer shall give Sellers a reasonable opportunity to cure any such failure to so



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comply under this Agreement, by the payment of compensation (if the matter is reasonably capable of rectification by that means) or by any other rectification of the matter reasonably acceptable to Buyer before the Closing; (b) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing under Section 5.01 shall not have been fulfilled; or
(c) if the Closing shall not have occurred by March 31, 1995; provided that neither Buyer nor any of its Affiliates shall be in willful breach of a material term of this Agreement.

     9.03 SELLERS. This Agreement may be terminated by Sellers by written notice: (a) at any time prior to the Closing, if Buyer shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure shall be continuing, or if any one or more of the representations or warranties of Buyer contained in this Agreement shall prove to have been inaccurate in any material respect when made; provided, however, that Sellers shall give Buyer a reasonable opportunity to cure any such failure to so comply under this Agreement, by the payment of compensation (if the matter is reasonably capable of rectification by that means) or by any other rectification of the matter reasonably acceptable to Seller before the Closing;
(b) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing under Section 5.02 shall not have been fulfilled; or
(c) if the Closing shall not have occurred by March 31, 1995; provided that neither Seller, Site nor their Affiliates shall be in willful breach of a material term of this Agreement.



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                                    ARTICLE X

                                 INDEMNIFICATION
     10.01  SURVIVAL.

          (a) Except as set forth in Section 10.01(b), all representations and warranties herein shall survive for a period of one year from and after the Closing Date and shall then expire and be of no force or effect.

          (b) Sellers' representations and warranties set forth in Section 3.20 shall survive until the expiration of all applicable statutes of limitations relating to Taxes. Sellers' representations and warranties set forth in Sections 3.01(b), 3.04, 3.05 and 3.07(a) (collectively, the "Ownership Warranties") shall survive for a period of three years from the Closing Date and shall then be of no force or effect.

     10.02 INDEMNIFICATION BY SELLERS. Sellers shall indemnify and hold harmless Buyer, Buyer's Affiliates and their respective officers, directors and employees against and from any and all Damages which Buyer, Buyer's Affiliates and their respective officers, directors and employees may incur or suffer which arise out of or result from (i) the misrepresentation of any representation or the breach of any warranty made by Sellers in this Agreement; (ii) the breach of any covenant or agreement made by Sellers or their Affiliates in this Agreement or any Ancillary Agreement other than the Suture Supply Agreement and the Cassette Supply Agreement (any breach of which shall be governed by such agreements); (iii) except to the extent that any such claim is based on any of the Assumed Liabilities, any and all claims by third parties arising out of Seller's, IOLAB's and its Affiliates' conduct of the Business or use or ownership of any of the Assets on or prior to the Closing Date (or, with respect to a Foreign



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Jurisdiction, on or prior to the applicable Subsequent Transfer Date) including, without limitation, any patent infringement or product liability claims concerning products relating to the Business that are sold on or prior to the Closing Date (or, with respect to a Foreign Jurisdiction, on or prior to the Subsequent Transfer Date); (iv) the Excluded Liabilities; (v) any sales agent or distribution Contract that (a) is an Assumed Agreement, (b) has an unexpired term of greater than twelve (12) months from the applicable Subsequent Transfer Date and may not be cancelled upon ninety (90) or fewer days' notice without any liability, penalty or premium to Buyer and (c) is not listed on Schedule 3.12 (provided that Sellers' liability under this clause (v) shall not exceed one-half of the reasonable sums paid by Buyer to the sales agent or distributor to terminate such Contract; (vi) the environmental condition of the Real Property or release, presence or disposal of Hazardous Substances on, under or from the Real Property arising from Sellers' or their Affiliates' conduct of the Business or use of the Real Property on or before the Closing Date; (vii) any and all claims of third parties arising from any contamination originating from the former Garner Glass facility; (viii) Purchase Order No. 91297 dated December 5, 1994, to Sterile Design from IOLAB to the extent such Purchase Order may not be cancelled by IOLAB upon no more than twelve (12) months notice, in accordance with its terms, without penalty, premium or liability to Buyer (provided that such Purchase Order is not amended or modified without Sellers' consent (which shall not be unreasonably withheld) if such amendment or modification would increase Sellers' obligations hereunder); or (ix) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and expenses incident to any of the foregoing. Notwithstanding the above, Buyer shall have no right to indemnification under Section 10.02(iii) or 10.02(iv) for consequential damages resulting from any injunction that



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issues against Buyer or its Affiliates after the Closing Date with respect to infringement of the intellectual property rights of any Person (other than Sellers or their Affiliates) arising from the sale of any product by Buyer, its Affiliates or other Persons acting on behalf of Buyer, so long as, to Sellers' knowledge, on or before the Closing Date the Business or any of Sellers or their Affiliates was not infringing such intellectual property rights except as disclosed in Schedule 3.17.

     10.03 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Sellers, Seller's Affiliates and their respective officers, directors and employees against and from any and all Damages which Sellers, Seller's Affiliates and their respective officers, directors and employees may incur or suffer which arise out of or result from (i) the misrepresentation of any representation or the breach of any warranty made by Buyer in this Agreement;
(ii) the breach of any covenant or agreement made by Buyer or its Affiliates in this Agreement or any Ancillary Agreement other than the Suture Supply Agreement and the Cassette Supply Agreement (any breach of which shall be governed by such documents); (iii) except to the extent that any such claim is based on any of the Excluded Liabilities, any and all claims by third parties arising out of the Buyer's and its Affiliates' conduct of the Business or use or ownership of any of the Assets after the Closing Date (or, with respect to any Foreign Jurisdiction, after the applicable Subsequent Transfer Date) including, without limitation, any patent infringement or product liability claims concerning products relating to the Business that are manufactured or sold after the Closing Date (or with respect to any Foreign Jurisdiction, after the applicable Subsequent Transfer Date) whether manufactured by or for Seller or Buyer, or any Affiliate of either Seller or Buyer, or otherwise, except for products manufactured by Seller or any Affiliate thereof



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under the Cassette Supply Agreement or the Suture Supply Agreement, under which product liability shall be governed by the terms of such agreements; (iv) the Assumed Liabilities; (v) the environmental conditions of the Real Property or release, presence or disposal of Hazardous Substances (except as otherwise provided in Section 6.12) on, under or from the Real Property arising from Buyer's or its Affiliates' conduct of the Business or use of the Real Property after the Closing Date, excluding any matter for which Sellers have agreed to indemnify Buyer (including without limitation the matters described in Section 10.02(vi) or (vii)); or (vi) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and expenses incident to any of the foregoing.

     10.04 SCOPE OF SELLERS' LIABILITY. Indemnification shall be available to Buyer under Section 10.02(i) for the Sellers' misrepresentation of representations or breach of warranties only to the extent the aggregate amount of Damages otherwise due to Buyer for all claims for such indemnification exceeds $1,500,000 and then indemnification shall be available to Buyer for the full amount of all payments due Buyer in excess of $1,500,000. Buyer's or its Affiliates' receipt of payments or proceeds under any Pre-Closing Insurance Policies with respect to claims for Damages shall preclude Buyer from crediting such claims toward the $1,500,000. With respect to any Claim for the misrepresentation of any representation or the breach of any warranty, Sellers shall have no obligation under Section 10.02(i) to indemnify or hold harmless Buyer, Buyer's Affiliates, their officers, directors or employees against a misrepresentation or a breach thereof to the extent that Seller can demonstrate that Buyer on the date hereof had knowledge of information which would cause a reasonable person to conclude, in light of the circumstances in which such information was disclosed to Buyer, that Sellers were, on such date,



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misrepresenting such representation or in breach of such warranty upon which such Claim is based.  The indemnity rights under clauses (ii) through (ix) of
Section 10.02 shall not in any way be limited or impaired by the disclosure of any information by Sellers or their Affiliates to Buyer or its Affiliates or any knowledge of Buyer or its Affiliates about the Business or the Assets.

     10.05 CLAIMS; PAYMENTS. Any Party claiming it may be entitled to indemnification under this Article X (the "Indemnified Party") shall give written notice to the other Party (the "Indemnifying Party") of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a "Claim") under this Article X may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder. The failure to so notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that it or its defense of such a Claim is prejudiced thereby. All indemnification payments due hereunder shall be paid promptly in cash. The Parties hereby agree to treat indemnification payments hereunder as an adjustment to the Purchase Price for Tax purposes.

     10.06 DEFENSE OF ACTIONS. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party's option and expense, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any third party with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate with all reasonable requests in such defense; provided the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or



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assessment, except with the written consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which (i) provides for any relief other than the payment of monetary damages that are paid in full by the Indemnifying Party;
(ii) includes any finding or admission of any liability or violation of law or violation of the rights of any Person; (iii) adversely affects any other claims that may be made by the Indemnified Party or the Indemnified Party's ability to defend claims brought against the Indemnified Party; or (iv) fails to include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party shall only be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof that are requested in writing by the Indemnifying Party. As to those actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same and will settle or otherwise dispose of any of the same in a reasonable manner. Both the Indemnified Party and the Indemnifying Party shall cooperate with one another in good faith in connection with the defense, compromise or settlement of any Claim or action.

     10.07 LIMITATION: EXCLUSIVITY. (a) Except as set forth in this Section 10.07, no Claim under Section 10.02(i) or 10.03(i) based upon the misrepresentation of any representation or



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breach of any warranty made in this Agreement shall be made or have any validity unless the Indemnified Party shall have given notice of such Claim in accordance herewith to the Indemnifying Party prior to the first anniversary of the Closing Date.

          (b) No Claim based upon the misrepresentation of any representation or breach of any warranty set forth in the Tax Warranty or the Ownership Warranties shall be made or have any validity unless the Indemnified Party shall have given notice of such Claim in accordance herewith to the Indemnifying Party (i) in the case of the Tax Warranty, prior to the expiration of all applicable statutes of limitations relating to Taxes or (ii) in the case of the Ownership Warranties, prior to the third anniversary of the Closing Date.

          (c) If full recovery under any such Claim is not had within three months of such written notice, the Party making such Claim shall use reasonable efforts to commence arbitration proceedings within ninety (90) days following the end of such three month period, or such Claim shall be invalidated.

          (d) This Article X provides the exclusive means by which a Party may assert Claims or bring actions against the other Party with respect to misrepresentations of representations or breaches of warranties in Articles III and IV hereof.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.01 PAYMENT OF EXPENSES. Except as expressly set forth herein, all costs and expenses related to this Agreement and the related transactions, including the fees and expenses of legal



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counsel, accountants, brokers and other representatives and consultants, shall be borne by the Party incurring such costs and expenses, whether or not such transactions are consummated. Buyer shall pay the costs of all title searches, title insurance and surveys.

     11.02 MODIFICATIONS AND AMENDMENTS. This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the Parties hereto.

     11.03 ASSIGNABILITY. This Agreement and the rights and obligations hereunder shall extend to, be binding upon and inure to the benefit of the Parties hereto, their respective successors and permitted assigns, but this Agreement shall not be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to any of its Affiliates or may designate any Affiliate as a party to any Ancillary Agreement or delegate an obligation hereunder or thereunder without the prior written consent of the other Party, so long as Buyer, in the case of the assignment, designation or delegation of this Agreement by Buyer, or so long as Seller, in the case of the assignment, designation or delegation of this Agreement by Seller or Site, remains liable for the obligations assumed by such Affiliate hereunder.

     11.04 NOTICES. Any notice to be given hereunder by either Party to the other Party shall be in writing and delivered (a) personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail or (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed as provided in clause (a) above, and such notice shall be deemed given: when delivered, if by personal delivery or overnight delivery service; or if



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

so sent by U.S. mail, three Business Days after deposit in the mail; or if sent by telecopier, when receipt is confirmed; and shall be addressed:

     If to Sellers:

     Johnson & Johnson
     One Johnson & Johnson Plaza
     New Brunswick, NJ  08933
     Attention:  Ronald G. Gelbman
     Telecopier No.:  (908) 524-2788

     With a copy to:

     Office of General Counsel
     Johnson & Johnson
     One Johnson & Johnson Plaza
     New Brunswick, New Jersey  08933
     Telecopier No.:  (908) 524-2788


     If to Buyer:

     Chiron Corporation
     2650 Horton Street
     Emeryville, California  94608
     Attention:  Officer of the General Counsel
     Telecopier No.:  (510) 654-5360

     With a copy to:

     Chiron Vision Corporation
     9342 Jeronimo Road
     Irvine, CA  92718-1903
     Attention:  General Counsel
     Telecopier No.:  (714) 457-0276

or to such other address or telecopier number as either Party shall hereafter designate by notice given in accordance with this Section.



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

     11.05 ARBITRATION. The Parties agree, with respect to any disputes between them, to work diligently and to negotiate in good faith prior to commencing an arbitration proceeding. Any dispute between the Parties arising directly or indirectly from this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby or in connection herewith or therewith shall be resolved by arbitration in Denver, Colorado pursuant to the Commercial Arbitration Rules then obtaining of the American Arbitration Association. Neither Party shall commence any action against the other to resolve any such dispute in any court except to confirm such an arbitrator's award. Judgment upon any such award rendered may be entered by any court having jurisdiction thereof. The arbitrator (i) shall not have any power or authority to add to, alter, amend or modify the terms of this Agreement; (ii) shall interpret and construe this Agreement in accordance with, and shall be bound by, the laws of the State of California, except that this Section 11.05 shall be governed by the Federal Arbitration Act; (iii) shall have no power or authority to grant or award punitive damages (provided, however, that this shall not apply to claims of fraud); and (iv) shall establish and enforce appropriate rules to ensure that the proceeding, including the decision, be kept confidential and that all confidential information of the Parties be kept confidential and be used for no purpose other than the arbitration. Except as to matters arising from claims of fraud, the Parties shall be deemed to have waived any rights to punitive damages.

     11.06 GOVERNING LAW. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of California.

     11.07 WAIVER. The failure of either Party to require the performance of any term of this Agreement, or the waiver of either Party of any breach of this Agreement, shall not prevent a



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subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

     11.08 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

     11.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

     11.10 SEVERABILITY. If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, such holding shall in no way affect the validity, legality or enforceability of the remainder of this Agreement.

     11.11 "TO THE KNOWLEDGE." Notwithstanding any other term or provision of this Agreement, whenever any representation or warranty is made by one of the Parties hereto "to the knowledge" (or is similarly qualified) of such Party, such Party shall not be required to have conducted any specific investigation with respect to the matter to which the representation or warranty relates except as otherwise provided in this Section 11.11. The phrases "to the knowledge of Sellers" or "to Sellers' knowledge," or "to the knowledge of Buyers" or "to Buyer's knowledge" or "Buyer had knowledge" as used herein shall mean the actual knowledge of any member of the Management Committee of Sellers or of Buyer, as the case may be, as shall have been obtained by such member through the Management Committee's conduct of its normal business activities and its due diligence investigation in connection with the transactions contemplated by this Agreement. If pursuant to such activities and investigation of either



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

Management Committee any member thereof shall have become aware of any fact or circumstance relative to any representation or warranty made in Article III that is qualified by the phrase "to the knowledge of Sellers" or "to Sellers' knowledge" or made in Article IV that is qualified by the phrase "to the knowledge of Buyer" or "to Buyers knowledge" or "Buyer had knowledge" such phrases shall mean the actual knowledge of their respective Management Committees after reasonable investigation by such member. Notwithstanding anything herein to the contrary, each Party hereby reserves its respective rights (and neither Party shall be deemed to have waived such rights) under the attorney-client privilege or attorney work product doctrine in connection with any dispute arising hereunder.

     11.12 BULK SALES LAWS. Buyer hereby waives compliance by Sellers with the terms and conditions of any applicable bulk sales law or any other law which might on failure of compliance therewith impose on a purchaser any liability for debts or obligations of Sellers; provided, however, that Sellers shall indemnify Buyer and hold Buyer and its Affiliates harmless from and against any and all Damages which they may incur in connection with any failure to comply with the bulk sales laws of any jurisdiction in connection with transactions contemplated hereby.

     11.13 ENTIRE UNDERSTANDING OF THE PARTIES; AMENDMENT. This Agreement (including the Exhibits and Disclosure Schedules hereto and the Ancillary Agreements) supersedes all prior agreements among the Parties with respect to its subject matter (including, but not limited to, the letter of intent between the Buyer and Seller dated January 5, 1995 and the letter agreement between Buyer and Seller dated April 27, 1994). This Agreement is intended (together with the documents referred to herein) as a complete and exclusive statement of the terms of the



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

agreement among the Parties with respect thereto and cannot be changed or terminated except by a written instrument executed by Sellers and Buyer. There have been no representations or statements, oral or written, that have been relied on by any of the Parties hereto, except those expressly set forth in this Agreement and the Ancillary Agreements.

     11.14 SURVIVAL OF CERTAIN PROVISIONS. The provisions of this Agreement set forth in Sections 6.04, 6.06, 6.11, 6.13(a), 9.01, 11.01, 11.05, 11.06,
11.14, 11.16 and 11.19 to the extent applicable, and any remedies for the breach thereof, shall survive the termination of this Agreement.

     11.15 SCHEDULES. Disclosure of any fact or item in any Disclosure Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears; provided that the relevance of such fact or item shall be reasonably evident from such disclosure. Disclosure of any fact or item in any Disclosure Schedule hereto shall not necessarily mean that such item or fact is material to the business, operations or assets of IOLAB, the Business or the Assets.

     11.16 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement (including, without limitation, the provisions of Article
VIII) shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.



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

     11.17 JOINT AND SEVERAL OBLIGATIONS. The obligations of each of the Sellers hereunder shall be joint and several and the Parties shall be jointly and severally liable for the obligations of their respective Affiliates. All payments to and performances rendered by Buyer to any of the Sellers shall be deemed to be reduced to all of the Sellers. Buyer may rely upon the consent of Seller for all purposes as though it was the consent of Site.

     11.18 CHANGE OF NAME OF SITE. As soon as reasonably practicable after the Closing Date, Seller shall cause Site to change its corporate name and to conduct its business under a name which does not materially resemble its name as of the date hereof.

     11.19 CONFIDENTIALITY. Prior to and following the Closing Date, the Parties shall (and shall cause their respective Affiliates to keep confidential and not disclose to any Person (other than their respective attorneys, accountants and advisors) or use (except, in the case of Sellers and their Affiliates, as permitted herein in connection with preparing Tax Returns, conducting proceedings relating to Taxes and, prior to the Closing Date, as required in the conduct of the Business in the ordinary course and consistent with past practice) any confidential and proprietary information, in the case of Sellers and their Affiliates relating exclusively to the Business, in the case of Buyer and its Affiliates, relating exclusively to the Excluded Assets (and, if the Closing does not occur any such information relating to the Business); provided, however, that the Parties' obligations under this Section 11.19 (i) shall not apply to any information which becomes available to the public other than as a result of disclosure by such Party or its Affiliates; and (ii) shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to the other Party prior to making any disclosure and the first Party cooperates as the



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

second Party may reasonably request in resisting it. The Parties shall use reasonable efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is disclosed pursuant to this Section 11.19 to comply with the provisions of this Section 11.19.



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

     IN WITNESS WHEREOF, the Parties hereto intending legally to be bound hereby, have each caused this Agreement to be duly executed as of the date first above written.

                         JOHNSON & JOHNSON

                         By:             Ronald G. Gelbman
                            -----------------------------------------
                         Name:           Ronald G. Gelbman
                              ---------------------------------------
                         Title:     Member, Executive Committee
                               --------------------------------------

                         SITE MICROSURGICAL SYSTEMS, INC.

                         By:             Ronald G. Gelbman
                            -----------------------------------------
                         Name:           Ronald G. Gelbman
                              ---------------------------------------
                         Title:                Chairman
                               --------------------------------------

                         CHIRON CORPORATION

                         By:              William J. Link
                            -----------------------------------------
                         Name:            William J. Link
                              ---------------------------------------
                         Title:            Vice President
                               --------------------------------------



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

                                 AMENDMENT NO. 1
                                       TO
                       STOCK AND ASSET PURCHASE AGREEMENT


          THIS AMENDMENT NO. 1 TO STOCK AND ASSET PURCHASE AGREEMENT (the "Amendment"), entered into this 31st day of March, 1995, is entered into by and among JOHNSON & JOHNSON, a New Jersey corporation ("Seller"), SITE MICROSURGICAL SYSTEMS, INC., a Pennsylvania corporation ("Site"), and CHIRON CORPORATION, a Delaware corporation ("Buyer"), and amends that certain Stock and Asset Purchase Agreement dated as of March 6, 1995, by and among Seller, Site and Buyer (the "Agreement") as to the matters set forth hereinbelow. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings specified in the Agreement.

          WHEREAS, the Parties desire to amend the Agreement as to the specified matters set forth herein; and

          WHEREAS, the Agreement may be amended by the Parties in accordance with Section 11.13 thereof.

          NOW, THEREFORE, in consideration of the premises and promises set forth in this Amendment.

          1.   AMENDMENT.  The Parties do hereby amend the Agreement as follows:

               1.1 CLOSING INVENTORY DEFINITION. Section 2.03 of the Agreement shall be amended and restated as to the second sentence of subsection (c) thereof preceding subsection (c)(i) as follows:

               "To the extent that the valuation at Standard Cost of (1) the Inventory located in the United States (excluding the cassette Inventory owned by OMJ Pharmaceuticals, Inc. ("OMJ")) and (2) the Inventory located at the Livingston Facility (excluding the finished goods Inventory held as of the Closing Date for sale in the United Kingdom) (collectively, the "Closing Inventory"), determined as herein provided, exceeds or is less than $15,000,000, the Purchase Price shall be adjusted as follows:"

               1.2 LICENSE IN FOREIGN JURISDICTIONS. Section 2.12 of the Agreement shall be amended and restated as to the first sentence of subsection (b) thereof as follows:

               "(b) LICENSE TO OPERATE POST-CLOSING: Buyer hereby grants a royalty-free license to Seller and any Affiliate thereof which shall empower Seller and such Affiliate to utilize such of the Foreign Assets as are necessary for Sellers to operate the Foreign Business in each such Foreign Jurisdiction during the Interim Period; provided, however, that Seller shall reimburse Buyer for any royalties and other fees that are due and payable to third parties as a result of Sellers' and their Affiliates' utilization of such Foreign

Assets (including, without limitation, royalties or other fees accruing upon the sales of products of the Business by Seller or its Affiliates) and are actually paid by Buyer or its Affiliates."

               1.3 FDA AND RELATED MATTERS. Section 3.28 of the Agreement shall be amended and restated as to the final sentence of subsection (a) thereof as follows:

               "Except as set forth in Schedule 3.28(a), the Real Property and OMJ's facilities (which relate to the Business) located in Puerto Rico have been operated and the products of the Business that have been produced at the Real Property or OMJ's facilities, have been produced, in all material respects, in accordance with Good Manufacturing Practices ("GMPs") within the meaning of applicable FDA, state and local regulations."

               1.4 INSURANCE. Section 7.03 of the Agreement shall be amended and restated as to the second and third sentences thereof as follows:

               "Buyer or its Affiliates shall have the right to make claims or otherwise pursue the rights of IOLAB under any insurance policies issued by Unaffiliated Insurance Carriers (as defined below) relating to the Business on or before the Closing Date (collectively, the "Pre-Closing Insurance Policies") for losses or claims for which Buyer and its Affiliates are not fully indemnified by Sellers hereunder, except to the extent that the recovery sought under such policies is reinsured by Seller or its Affiliates. For purposes of this Agreement, "Unaffiliated Insurance Carriers" shall mean any insurance carrier other than Seller or any of its Affiliates."

               1.5 SURVIVAL. Section 10.01 of the Agreement shall be amended and restated as to the second sentence thereof as follows:

               "Sellers' representations and warranties set forth in Sections 3.01(b), 3.04, 3.05 and 3.07(a), and Buyer's representations and warranties set forth in Section 4.01(b) (collectively, the "Ownership Warranties") shall survive for a period of three years from the Closing Date and shall then be of no force and effect."

               1.6  INDEMNIFICATION BY SELLERS AS TO ANCILLARY AGREEMENTS.
Section 10.02 of the Agreement shall be amended and restated as to subsection
(ii) thereof (thereby removing references therein to all Ancillary Agreements) as follows:

               "(ii) the breach of any covenant or agreement made by Sellers or its Affiliates in this Agreement;"

               1.7  INDEMNIFICATION BY BUYER AS TO ANCILLARY AGREEMENTS.
Section 10.03 of the Agreement shall be amended and restated as to subsection
(ii) thereof (thereby removing references therein to all Ancillary Agreements) as follows:

               "(ii) the breach of any covenant or agreement made by Buyer or their Affiliates in this Agreement;"

               1.8 LIVINGSTON FACILITY ASSETS. Section (b) of Exhibit A to the Agreement shall be amended and restated as follows:

               "(b) All contents of the Livingston Facility (with the exception of all leasehold improvements) to the extent owned by Seller of its Affiliates other than finished goods Inventory held as of the Closing Date for sale in the United Kingdom;"

               1.9  BOOKS AND RECORDS.

               (a) Section (d) of Exhibit A to the Agreement shall be amended and restated as to subsection (i) thereof as follows:

               "(i) the books, records, technical manuals, and other documents relating to sales, marketing, production, regulatory, financial, research, development, employee and other matters (including, without limitation, customer and supplier lists, mailing lists and promotional materials) that relate to the conduct of the Domestic Site Business or that exclusively relate to the conduct of the Foreign Business to the extent that such books, records, technical manuals, and other documents are dated or were prepared on or after January 1, 1993 (collectively, the "Current Books and Records")."

               (b)  Section 7.02 of the Agreement shall be amended in subsection
(a) thereof by amending and restating the second sentence thereof as follows:

               "Each Party shall, on the request of the other Party, make available to such other Party from time to time on a reasonable basis records and other documents relating to the Business and to periods prior to the Closing Date, subject to the document retention policies of such Party, and, provided that only as to documents relating to regulatory matters, the other Party shall demonstrate a legitimate business need for access to such regulatory documents."

               (c) Section 7.02 of the Agreement shall be further amended in subsection (a) thereof to add, following the second sentence thereof (as such sentence is amended in clause 1.9(b) of this Amendment) the following sentence:

               "Prior to the destruction or disposal of documents otherwise subject to this subsection (a), each Party shall notify the other Party of the identity of such documents to be disposed of or destroyed and shall permit such other Party a reasonable opportunity at such other Party's expense to review such documents and, if such other Party so desires, the first Party shall transfer title and possession of such documents to such other Party, provided that only as to documents relating to regulatory matters the other Party shall demonstrate a legitimate business need for title and possession of such regulatory documents. The Party receiving title and possession of such documents pursuant to the preceding sentence shall use such documents at its own risk and the other Party shall make no representations or warranties with respect thereto."

               1.10 SCHEDULES; DISCLOSURE SCHEDULES. Section 11.15 of the Agreement shall be amended by adding the following as the third and final sentence thereof:

     "Any reference to the Schedules or the Disclosure Schedules referenced in this Agreement, the Schedules, the Ancillary Agreements or any other agreement delivered pursuant to this Agreement shall mean the Schedules or the Disclosure Schedules as amended, supplemented or otherwise modified by the Supplemental Disclosure Schedule delivered by the Sellers as of March 31, 1995."

          2. REFERENCES TO THE AGREEMENT. All references to the Agreement herein and in any Ancillary Agreement, Exhibit or Schedule shall mean the Agreement as amended by this Amendment.

          3. TRANSFER OF OPERATIONS IN CANADA. The Subsequent Transfer Date with respect to the transfer of the operations of the Business in Canada (including the Inventory located in Canada) to be transferred to Buyer in accordance with Section 2.12 of the Agreement shall be March 31, 1995. All notice requirements under the Agreement necessary to effectuate such transfer on March 31, 1995 shall be deemed waived by the Parties.

          4. NO FURTHER AMENDMENT. Except for those Sections, subsections, specific portions of subsections specifically amended as set forth hereinabove, which shall be deemed to amend, modify or, if applicable, restate such specific matters in the Agreement or Exhibit A thereto, the Agreement and the Exhibits thereto shall otherwise remain in full force and effect as to all matters described therein and shall not be deemed to be amended, modified or superseded by this Amendment.

          5. MISCELLANEOUS. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment or the Agreement. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one in the same instrument. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

          IN WITNESS WHEREOF, the Parties hereto, intending legally to be bound hereby, have each caused this Amendment to be duly executed as of the date first above written.

                              JOHNSON & JOHNSON

                              By:___________________________

                              Name:_________________________

                              Title:________________________


                              SITE MICROSURGICAL SYSTEMS, INC.


                              By:___________________________

                              Name:_________________________

                              Title:________________________


                              CHIRON CORPORATION


                              By:___________________________

                              Name:_________________________

                              Title:________________________